Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

DIAMONDHEAD HOLDINGS CORP.,

HESTIA MERGER SUB, INC.,

AND

GREAT SOUTHERN HOMES, INC.

DATED AS OF September 10, 2022

TABLE OF CONTENTS

-i-

-ii-

EXHIBITS AND SCHEDULES
Exhibit A	Sponsor Support Agreement
Exhibit B	Form of DHHC A&R Certificate of Incorporation
Exhibit C	Form of DHHC A&R Bylaws
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of DHHC Incentive Equity Plan
Exhibit F	Form of Surviving Corporation Certificate of Incorporation
Exhibit G	Form of Surviving Corporation Bylaws
Exhibit H	Pennington Term Sheet
Schedule I	Registration Rights Agreement Signatories

-iii-

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of September 10, 2022, is made by and among DiamondHead Holdings Corp., a Delaware corporation (“DHHC”), Hestia Merger Sub, Inc., a South Carolina corporation (“Merger Sub”), and Great Southern Homes, Inc., a South Carolina corporation (the “Company”). DHHC, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (a) DHHC is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, and (b) Merger Sub is, as of the date of this Agreement, a wholly-owned Subsidiary of DHHC that was formed for purposes of consummating the transactions contemplated by this Agreement and the Ancillary Documents;

WHEREAS, pursuant to the Governing Documents of DHHC, DHHC is required to provide an opportunity for holders of DHHC Class A Shares sold in DHHC’s initial public offering of securities to have their outstanding DHHC Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with the consummation of DHHC’s initial business combination;

WHEREAS, as of the date of this Agreement, DHP SPAC-II Sponsor LLC (the “Sponsor”) owns 8,625,000 DHHC Class B Shares;

WHEREAS, the Company has requested that promptly after the execution and delivery of this Agreement, and in any event within twenty-four (24) hours, the Sponsor, DHHC and the Company enter into a sponsor support agreement, substantially in the form attached to this Agreement as Exhibit A (the “Sponsor Support Agreement”), pursuant to which, among other things, (a) the Sponsor has agreed to vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby (including the Merger) and (b) the Sponsor waives any adjustment to the conversion ratio set forth in the Governing Documents of DHHC or any other anti-dilution or similar protection with respect to the conversion of DHHC Class B Shares into DHHC Class A Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement;

WHEREAS, in connection with the Merger, DHHC will amend and restate its Governing Documents by (a) adopting and filing with the Delaware Secretary of State an amended and restated certificate of incorporation substantially in the form attached to this Agreement as Exhibit B (the “DHHC A&R Certificate of Incorporation”), which will, among other things, implement a dual-class stock structure wherein DHHC’s common stock will consist of DHHC Class A Shares, entitling the holders thereof to one (1) vote per share on all matters on which the DHHC Class A Shares are entitled to vote, and New DHHC Class B Shares, which will have economic rights (including dividend and liquidation rights) identical to those of the DHHC Class A Shares but the holders thereof will be entitled to two (2) votes per share on all matters on which the New DHHC Class B Shares are entitled to vote (the “Dual-Class Stock Structure”), and (b) adopting amended and restated bylaws substantially in the form attached to this Agreement as Exhibit C (the “DHHC A&R Bylaws”);

WHEREAS, immediately prior to the Closing Date, in order to facilitate the consummation of the transactions contemplated hereby (including the Merger and the Dual-Class Stock Structure), the Company will be recapitalized in accordance with Section 2.1 of this Agreement such that, immediately prior to the Effective Time, the Company’s authorized capital stock shall consist solely of Company Class A Shares and Company Class B Shares (the “Pre-Closing Recapitalization”);

WHEREAS, on the Closing Date, Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of DHHC;

WHEREAS, at the Closing, DHHC, the Sponsor and the Company Stockholders set forth on Schedule I will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor and the Company Stockholders set forth on Schedule I (i) will agree not to effect any sale or distribution of any Equity Securities of DHHC held by any of them during the lock-up period described therein other than pursuant to certain exceptions described therein and (ii) will be granted certain registration rights with respect to their respective DHHC Shares;

WHEREAS, the board of directors of DHHC (the “DHHC Board”) has (a) approved and declared advisable this Agreement, the Ancillary Documents to which DHHC is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b)  determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of DHHC and holders of DHHC Shares and (c) resolved to recommend, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which DHHC is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of DHHC Shares entitled to vote thereon;

WHEREAS, the board of directors of Merger Sub has (a) approved and declared advisable this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of Merger Sub and its sole stockholder and (c) resolved to recommend, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the sole stockholder of Merger Sub;

WHEREAS, DHHC, as the sole stockholder of Merger Sub, will as promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (b) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of the Company and holders of Company Shares and (c) resolved to recommend, among other things, approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon; and

WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (a) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (b) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (a) and (b), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1            Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Acceleration Event” has the meaning set forth in Section 3.2.

“Additional DHHC SEC Reports” has the meaning set forth in Section 5.7(a).

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding anything to the contrary herein, (a) direct and indirect portfolio companies of investment funds advised or managed by DHHC’s Affiliates, DHHC’s Non-Party Affiliates, or by the Anchor Investors shall be deemed not to be Affiliates of DHHC and (b) Pennington shall be deemed not to be an Affiliate of the Company.

“Agency” means any of the Federal Housing Administration, the United States Department of Housing and Urban Development, the United States Department of Agricultural Rural Development, the United States Department of Veterans Affairs, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation and the Government National Mortgage Association or any applicable State Agency.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement and as further defined in Section 9.7.

“Alternative Financing” has the meaning set forth in Section 6.21(b).

“Anchor Investors” means the certain qualified institutional buyers or institutional accredited investors, including certain funds and accounts managed by subsidiaries of BlackRock, Inc. and Millennium Management LLC, who have purchased Private Placement Warrants.

“Ancillary Documents” means the Registration Rights Agreement, the Sponsor Support Agreement, and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Anti-Corruption Laws” means, collectively, (a) the U.S. Foreign Corrupt Practices Act (FCPA) of 1977 and (b) any other applicable anti-bribery, anti-corruption or anti-money laundering Laws.

“Applicable Requirements” means, as of the time of reference, the Mortgage JV’s Contractual Obligations with respect to the origination, servicing, insuring, purchase, sale or filing of claims in connection with Loans.

“Assumed Warrant” has the meaning set forth in Section 2.7(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.3(a).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.2(a).

“CFPB” means the Consumer Financial Protection Bureau.

“Change in Recommendation” has the meaning set forth in Section 6.7.

“Change of Control Payment” means (a) any success, change of control, retention, transaction bonus or other similar payment or amount that may be payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby or any other Change of Control Transaction (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) or (b) any payments made or required to be made pursuant to or in connection with or upon termination of, and any fees, expenses or other payments owing or that will become owing in respect of, any Company Related Party Transaction during the period beginning on the date of the Latest Balance Sheet and ending on the Closing Date. Notwithstanding the foregoing or anything to the contrary herein, the DHHC Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options or the Assumed Warrants at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute a Change of Control Payment.

“Change of Control Transaction” means any transaction or series of related transactions (a) under which any Person(s), directly or indirectly, acquires or otherwise purchases (i) another Person or any of its Affiliates or (ii) all or a material portion of the assets, business or equity securities of another Person or (b) under which any Person(s) makes any equity or similar investment in another Person, in each case, that results, directly or indirectly, in the stockholders of a Person, as applicable, as of immediately prior to such transaction holding, in the aggregate, less than fifty percent (50%) of the voting shares of such Person (or any successor or parent company of such Person) immediately after the consummation thereof (whether by merger, consolidation, tender offer, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

“Closing” has the meaning set forth in Section 2.3.

“Closing Consideration” means an amount equal to (a) $500,000,000; minus (b) the Company Closing Indebtedness; plus (c) the Company Closing Cash.

“Closing Date” has the meaning set forth in Section 2.3.

“Closing DHHC Cash” means an amount equal to: (a) the funds contained in the Trust Account as of the Effective Time (but, for the avoidance of doubt, prior to the payment of any cash to satisfy the redemptions of any DHHC Shares pursuant to the DHHC Stockholder Redemption, and any cash required to be paid in lieu of fractional shares pursuant to Section 2.10); plus (b) all other cash and cash equivalents of DHHC, including the proceeds of any securities or Indebtedness funded in connection with the Closing (excluding, for the avoidance of doubt, any amount otherwise included in the Closing DHHC Cash pursuant to clause (a) of this definition); minus (c) the aggregate amount of cash required to be paid to satisfy the redemptions of any DHHC Shares pursuant to the DHHC Stockholder Redemption.

“Closing Filing” has the meaning set forth in Section 6.4(b).

“Closing Press Release” has the meaning set forth in Section 6.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Acquisition Proposal” means (a) any transaction or series of related transactions resulting in, or proposal or offer, which if consummated would result in, any Person(s), directly or indirectly, (i) acquiring or otherwise purchasing the Company or any of its controlled Affiliates or (ii) acquiring or otherwise purchasing 51% or more of the assets or businesses of the Company or any of its controlled Affiliates measured by consolidated net revenues, net income or total assets (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise) after giving effect to the Pennington De-Consolidation, or (b) any transaction or series of transactions involving, or proposal or offer, which if consummated would involve, any equity or similar investment in the Company or any of its controlled Affiliates (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a Company Acquisition Proposal.

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Class A Shares” means the Company’s Class A common stock, no par value, which as of immediately after the Pre-Closing Recapitalization will have one (1) vote per share on all matters on which the Company’s Class A Shares will be entitled to vote.

“Company Class B Shares” means the Company’s Class B common stock, no par value, which as of immediately after the Pre-Closing Recapitalization will have two (2) votes per share on all matters on which the Company’s Class B Shares will be entitled to vote.

“Company Closing Cash” means the aggregate amount of unrestricted cash and cash equivalents reflected on the financial books and records of the Group Companies as of the Determination Time.

“Company Closing Indebtedness” means the Indebtedness of the Group Companies as of the Determination Time.

“Company D&O Persons” has the meaning set forth in Section 6.14(a).

“Company Directors” has the meaning set forth in Section 6.15(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to DHHC by the Company prior to the execution of this Agreement.

“Company Equity Plan” means the Great Southern Homes, Inc. 2022 Equity Incentive Plan.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not billed, due or accrued for, any Group Company in connection with or as a result of (a) the Pennington De-Consolidation, (b) the Pre-Closing Recapitalization or (c) the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees, costs, commissions and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Group Company, and (ii) any other fees, expenses, commissions or other amounts that are expressly allocated to any Group Company pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any DHHC Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) and Section 4.1(b) (Organization and Qualification), Section 4.2(a), Section 4.2(c) and Section 4.2(f) (Capitalization of the Group Companies), Section 4.3 (Authority; Approval and Fairness), Section 4.8(a) (Absence of Changes), Section 4.16(q) and Section 4.16(r) (Tax Matters) and the first sentence of Section 4.17 (Brokers).

“Company Intellectual Property” means all Intellectual Property Rights that are owned by, or purported to be owned by, any Group Company.

“Company IT Assets” means all IT Assets owned, used or held for use (including through cloud-based or other third-party service providers) by any Group Company.

“Company Leased Real Property” has the meaning set forth in Section 4.18(b).

“Company Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate with any other change, event or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the business, operations, results of operations or financial condition of the Group Companies, taken as a whole, or (b) prevent, materially delay or materially impede the ability of the Company to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, or occurrence arising after the date of this Agreement resulting from or related to (i) general business or economic conditions in or affecting the United States, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any Group Company operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any Group Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.5(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.2(a) to the extent it relates to such representations and warranties), (vii) any failure by any Group Company to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii)), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters, calamities or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such effect is disproportionate to Group Companies, taken as a whole, relative to other participants operating in the homebuilding business in South Carolina or Georgia.

“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised granted under a Company Equity Plan.

“Company Outstanding Shares” means the total number of Company Shares outstanding immediately prior to the Effective Time (and after the Company Pre-Closing Recapitalization), expressed on an as-exercised and as-converted to Company Share basis (including any Company Shares underlying Company Options (on a net exercise basis) or Company Warrants).

“Company Owned Real Property” has the meaning set forth in Section 4.18(a).

“Company Privacy Commitments” means all contractual obligations, commitments, and policies of any Group Company with respect to Personal Information, privacy or data security.

“Company Property” has the meaning set forth in Section 4.18(b).

“Company Real Property Lease” has the meaning set forth in Section 4.18(b).

“Company Registered IP” means all Company Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar.

“Company Related Party” has the meaning set forth in Section 4.21.

“Company Related Party Transactions” has the meaning set forth in Section 4.21.

“Company Shares” means (a) prior to the Pre-Closing Recapitalization, shares of the Company’s common stock, no par value, and (b) subsequent to the Pre-Closing Recapitalization, the Company’s Class A Shares and Class B Shares, no par value per share.

“Company Stockholder Written Consent” has the meaning set forth in Section 6.12.

“Company Stockholder Written Consent Deadline” has the meaning set forth in Section 6.12.

“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Company Warrant” means any warrant to purchase Company Shares.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of March 21, 2022, by and between the Company and DHHC.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent, permit or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Consideration Schedule” has the meaning set forth in Section 2.5.

“Consumer Protection Laws” means, collectively, the Consumer Financial Protection Act of 2010, Public Law 111-203, enacted as Title X of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the enumerated consumer laws set forth in 12 U.S.C. Section 5481(12); the identity theft red flags provisions of the Fair Credit Reporting Act set forth in 15 U.S.C. Section 1681m(e); Section 5 of the Federal Trade Commission Act set forth in 15 U.S.C. Section 45; all state and local consumer protection and unfair or deceptive trade practices Laws, and all other Laws that apply to any of the Group Company or the Mortgage JV that have the intent or effect to protect their respective consumer customers against the acts, errors or omissions of any of the Group Company or the Mortgage JV, and all licensing requirements, regulations, guidelines, policies, and guidance implementing the aforementioned Laws.

“Contingent Worker” means any individual that is directly engaged by the Company as an independent contractor, consultant, contractor, temporary employee, leased employee or other agent used by any Group Company and classified by such Group Company as other than an employee, or compensated other than through wages paid by such Group Company through the Group Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of their properties or assets.

“Contract Property” has the meaning set forth in Section 4.18(e).

“Contractual Obligation” means, as to any Person, any obligation of such Person under any Contract to which such Person is a party or by which it or any of its property is bound.

“COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof or related or associated epidemics, pandemics or disease outbreaks.

“Determination Time” means the moment immediately prior to 11:59 P.M., New York time on the day immediately prior to the Closing Date. “DHHC” has the meaning set forth in the introductory paragraph to this Agreement.

“DHHC A&R Bylaws” has the meaning set forth in the recitals to this Agreement.

“DHHC A&R Certificate of Incorporation” has the meaning set forth in the recitals to this Agreement.

“DHHC Acquisition Proposal” means any transaction or series of related transactions under which DHHC or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Person(s), (ii) engages in a business combination with any other Person(s) or (iii) acquires or otherwise purchases all or a material portion of the assets or businesses of any other Person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby shall constitute a DHHC Acquisition Proposal.

“DHHC Board” has the meaning set forth in the recitals to this Agreement.

“DHHC Board Recommendation” has the meaning set forth in Section 6.7.

“DHHC Class A Shares” means DHHC’s Class A common stock, par value $0.0001 per share.

“DHHC Class B Shares” means DHHC’s Class B common stock, par value $0.0001 per share.

“DHHC D&O Persons” has the meaning set forth in Section 6.13(a).

“DHHC Directors” has the meaning set forth in Section 6.15(a).

“DHHC Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by DHHC prior to the execution of this Agreement.

“DHHC Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not billed, due or accrued for, a DHHC Party in connection with or as a result of the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) deferred underwriting commissions disclosed in any DHHC SEC Reports, (b) the fees, costs, commissions and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, the Trustee and transfer or exchange agent, as applicable, or other agents or service providers of any DHHC Party, (c) costs and expenses related to (x) directors’ and officers’ liability insurance with respect to the DHHC D&O Persons or (y) the preparation, filing and distribution of the Registration Statement / Proxy Statement and other DHHC SEC Reports, (d) amounts outstanding under any Working Capital Loans or pursuant to that Administrative Support Agreement, dated January 25, 2021, between DHHC and the Sponsor and (e) any other fees, expenses, commissions or other amounts that are expressly allocated to any DHHC Party pursuant to this Agreement or any Ancillary Document. Notwithstanding the foregoing or anything to the contrary herein, DHHC Expenses shall not include any Company Expenses.

“DHHC Financial Statements” means all of the financial statements of DHHC included in the DHHC SEC Reports.

“DHHC Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Authority), the first sentence of Section 5.4 (Brokers) and Section 5.6 (Capitalization of the DHHC Parties).

“DHHC Incentive Equity Plan” has the meaning set forth in Section 6.17(a).

“DHHC Material Adverse Effect” means any change, event or occurrence that, individually or in the aggregate with any other change, event or occurrence, has had or would reasonably be expected to (a) have a material adverse effect on the business, operations, results of operations or financial condition of the DHHC Parties, taken as a whole, or (b) prevent, materially delay or materially impede the ability of any DHHC Party to consummate the Merger; provided, however, that, in the case of clause (a), none of the following shall be taken into account in determining whether a DHHC Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event or occurrence arising after the date of this Agreement resulting from or relating to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws (including the SEC Statements), (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which any DHHC Party operates, (vi) the execution or public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of any DHHC Party with investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 4.3(b) to the extent that its purpose is to address the consequences resulting from the public announcement or pendency or consummation of the transactions contemplated by this Agreement or the condition set forth in Section 7.3(a) to the extent it relates to such representations and warranties), (vii) any failure by any DHHC Party to meet, or changes to, any internal or published budgets, projections, forecasts, estimates or predictions (although the underlying facts and circumstances resulting in such failure may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vi) or (viii) through (xi)), (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters, calamities or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing, (ix) any change, in and of itself, in the market price or trading volume of DHHC’s securities (although the underlying facts and circumstances resulting in such change may be taken into account to the extent not otherwise excluded from this definition pursuant to clauses (i) through (vii) or (viii)), or (x) the consummation of the DHHC Stockholder Redemption; provided, however, that any effect resulting from a matter described in any of the foregoing clauses (i) through (v) or (viii) may be taken into account in determining whether a DHHC Material Adverse Effect has occurred or is reasonably likely to occur to the extent such effect is disproportionate to the DHHC Parties, taken as a whole, relative to other special purpose acquisition companies.

“DHHC Non-Party Affiliates” means, collectively, each DHHC Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any DHHC Related Party (other than, for the avoidance of doubt, any DHHC Party).

“DHHC Parties” means, collectively, DHHC and Merger Sub.

“DHHC Related Party” has the meaning set forth in Section 5.9.

“DHHC Related Party Transactions” has the meaning set forth in Section 5.9.

“DHHC SEC Reports” has the meaning set forth in Section 5.7(a).

“DHHC Shares” means, collectively, the DHHC Class A Shares and the DHHC Class B Shares.

“DHHC Stockholder Approval” means the approval of each of the Transaction Proposals by the affirmative vote of the holders of the requisite number of DHHC Shares entitled to vote thereon, whether in person or by proxy at the DHHC Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of DHHC and applicable Law.

“DHHC Stockholder Redemption” means the right of the holders of DHHC Class A Shares to redeem all or a portion of their DHHC Class A Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in the Governing Documents of DHHC.

“DHHC Stockholders Meeting” has the meaning set forth in Section 6.7.

“DHHC VWAP” means, with respect to a Trading Day, the volume weighted average price for such Trading Day of one DHHC Class A Share on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“Dual-Class Stock Structure” has the meaning set forth in the recitals to this Agreement.

“Earn Out Consideration” means the contingent right to receive Earn Out Shares in accordance with Section 3.1.

“Earn Out Notice” has the meaning set forth in Section 3.1(a).

“Earn Out Period” means the period beginning on the date that is ninety (90) days after the Closing Date and ending on the date that is the fifth (5th) anniversary of the Closing Date.

“Earn Out Pro Rata Share” means the pro rata portion of the Earn Out Share Consideration allocated to each Company Stockholder as set forth in the Consideration Schedule pursuant to Section 2.5.

“Earn Out Shares” has the meaning specified in Section 3.1(a).

“Effective Time” has the meaning set forth in Section 2.2(a).

“Eligible Company Equityholder” means a holder of one or more Company Shares, Company Warrants or Company Options, in each case, immediately prior to the Effective Time.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and each stock option plan, stock purchase plan, bonus or incentive plan, severance pay plan, program or arrangement, deferred compensation arrangement or agreement, employment agreement, compensation plan, program, agreement, or arrangement, change in control plan, program or arrangement, supplemental income arrangement, or vacation plan, in each case that any Group Company maintains, sponsors or contributes to or has any obligation to contribute to, or with respect to which any Group Company has or may reasonably be expected to have any present or future Liability (including as an ERISA Affiliate).

“Environmental Laws” means any and all Laws which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances; the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of Persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Clean Water Act, as amended (33 U.S.C. § 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.), and the Occupational Safety and Health Act of 1970, as amended, and the rules and regulations promulgated thereunder, or any other Law or Order of similar effect.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Group Company.

“Estimated Closing Consideration” has the meaning set forth in Section 2.4.

“Estimated Closing Statement” has the meaning set forth in Section 2.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.8(a).

“Exchange Fund” has the meaning set forth in Section 2.8(c).

“Exchange Ratio” means the Transaction Share Consideration divided by the Company Outstanding Shares.

“Excluded Shares” has the meaning set forth in Section 2.11(a).

“Existing Financing” has the meaning set forth in Section 6.21(b).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 4.4(a).

“Fraud” means actual, knowing (with scienter) and intentional common law fraud in the making of any representation or warranty set forth in this Agreement, as construed under the laws of the State of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a U.S. corporation are its certificate or articles of incorporation and by-laws, the “Governing Documents” of a U.S. limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a U.S. limited liability company are its operating or limited liability company agreement and certificate of formation.

“Governmental Entity” means any United States or non-United States (a) federal, state, provincial, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (c) regulatory authority, agency, commission, department, instrumentality or other body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including the CFPB, any Agency and any arbitral tribunal (public or private), in each case, of competent jurisdiction.

“Group Company” and “Group Companies” means, collectively, the Company and its Subsidiaries.

“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, or radon.

“Homeowners Association” means any homeowners association, condominium association, master association or similar owners association that manages and operates or has been formed to manage and operate any of the Company Owned Real Property.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“In-the-Money Option” means a Company Option that has a per share exercise price less than the result of (a) the Per Share Upfront Consideration multiplied by (b) $10.00.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, and fees and expenses arising under or in respect of (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, (c) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (d) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (e) leases required to be capitalized under GAAP, (f) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (g) any of the obligations of any other Person of the type referred to in clauses (a) through (f) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property Rights” means all rights anywhere in the world in or to: (a) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for any of the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (b) patents, patent applications, registrations and invention disclosures, including divisionals, revisions, supplementary protection certificates, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (c)  trade secrets, and confidential or proprietary know-how, data and other information (collectively, “Trade Secrets”); (d) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights (in each case, whether or not subject to statutory registration or protection).

“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 9.18.

“IT Assets” means technology devices, computers, software, firmware, middleware, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all data stored therein or processed thereby, and all associated documentation.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Latest Balance Sheet” has the meaning set forth in Section 4.4(a).

“Law” means any federal, state, local, foreign, national, international or supranational statute, law (including common law), act, statute, ordinance, treaty, rule, code, regulation, standard, determination, order, writ, injunction, decree, arbitration award, authorization, license, permit or other binding directive or guidance of a Governmental Entity.

“Lenders” has the meaning set forth in Section 6.21(a).

“Lender Consents” has the meaning set forth in Section 6.21(a).

“Letter of Transmittal” means the letter of transmittal, in a customary form, and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of DHHC and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” or “liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Loan” means any residential mortgage loan.

“Majority Stockholders” means (i) Michael Nieri, (ii) the PWN Trust 2018 dated 7/17/2018, (iii) the MEN Trust 2018 dated 7/17/2018, and (iv) the PMN Trust 2018 dated 7/17/2018.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Permits” has the meaning set forth in Section 4.6.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the introductory paragraph to this Agreement.

“Mortgage Insurer” means any Person who insures or guarantees (a) all or any portion of the risk of loss upon the obligor’s default on any Loan or (b) any other insurance policy applicable to a Loan and any successor thereto.

“Mortgage JV” means Homeowners Mortgage, LLC.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“New DHHC Class B Shares” means DHHC’s Class B common stock, par value $0.0001 per share, following the amendment and restatement of DHHC’s Certificate of Incorporation.

“Non-Party Affiliate” has the meaning set forth in Section 9.13.

“Officers” has the meaning set forth in Section 6.15(a).

“Order” means any writ, order, judgment, injunction, binding decision or determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Pandemic Measures” means any “shelter-in-place,” “stay at home,” workforce reduction, furlough, employee time off, employee leave, social distancing, shut down, closure, sequester, business or workplace reopening, or other conditions, restrictions or requirements pursuant to any Law, order, or directive of or by any Governmental Entity, the Centers for Disease Control and Prevention, the Occupational Safety and Health Administration or the Equal Employment Opportunity Commission, in connection with or in respect to COVID-19.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“PCAOB” means the Public Company Accounting Oversight Board.

“PCAOB Financials Deadline” has the meaning set forth in Section 6.16(a).

“PCAOB Year-End Financial Statements” has the meaning set forth in Section 6.16(a).

“Pennington” means Pennington Communities, LLC, a South Carolina limited liability company.

“Pennington Agreements” means the agreements the forms of which are set forth on Section 7.2(e) of the Company Disclosure Schedules.

“Pennington De-Consolidation” has the meaning set forth in Section 6.24.

“Pennington Parties” means, collectively, Pennington and its Affiliates.

“Pennington Term Sheet” means the term sheet attached hereto as Exhibit H.

“Per Share Consideration” means (a) the right to receive the Per Share Upfront Consideration and (b) the contingent right to receive the Earn Out Consideration.

“Per Share Upfront Consideration” means, (a) with respect to each Company Class A Share issued and outstanding immediately prior to the Effective Time (but after the Pre-Closing Recapitalization), the right to receive the number of DHHC Class A Shares equal to the Exchange Ratio and (b) with respect to each Company Class B Share issued and outstanding immediately prior to the Effective Time (but after the Pre-Closing Recapitalization), the right to receive the number of New DHHC Class B Shares equal to the Exchange Ratio.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits, consents, variances, clearances, easements, exemptions, orders or certificates of a Governmental Entity.

“Permitted Distributions” means the distributions described in Section 1.1 of the Company Disclosure Schedules.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (b) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (d) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Group Company and do not prohibit or materially interfere with any of the Group Companies’ use or occupancy of such real property, (e) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (f) liens set forth in Section 1.1 of the Company Disclosure Schedules, and (g) other Liens that do not materially and adversely affect the value, use, enforceability or operation of the asset subject thereto or, in the aggregate, materially impair the conduct of the business of the Group Companies as presently conducted.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Information” means any information that (a) alone or in combination with other information held by the Company, can be used to identify an individual, person, household, device or browser, or (b) is otherwise protected under applicable Privacy Laws.

“Pre-Closing DHHC Holders” means the holders of DHHC Shares at any time prior to the Effective Time.

“Pre-Closing Recapitalization” has the meaning set forth in the recitals to this Agreement.

“Privacy Laws” means all applicable Laws that relate to privacy data protection, electronic communications, electronic marketing and information security.

“Private Placement Warrants” means the 5,933,333 private placement warrants purchased by the Sponsor and the Anchor Investors pursuant to certain private placement warrant agreements with DHHC.

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

“Process” means, with respect to data, the collection, use, receipt, aggregation, storage, processing, adaptation, alteration, retrieval, recording, distribution, dissemination, transfer (including cross-border transfer), import, export, protection (including security measures), combination, erasure, anonymization, destruction, disposal, disclosure, or any other operation or set of operations that is performed on data or on sets of data, in each case, whether or not by automated means.

“Prospectus” has the meaning set forth in Section 9.18.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Ancillary Documents and containing a prospectus and proxy statement of DHHC, as amended or supplemented from time to time.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required DHHC Stockholder Approval” means the approval of each of the Required Transaction Proposals by the affirmative vote of the holders of the requisite number of DHHC Shares entitled to vote thereon, whether in person or by proxy at the DHHC Stockholders Meeting (or any adjournment thereof), in accordance with the Governing Documents of DHHC and applicable Law.

“Required Transaction Proposals” has the meaning set forth in Section 6.7.

“Rollover Option” has the meaning set forth in Section 2.6(a).

“Sanctions and Export Control Laws” means any applicable Law related to (a) import and export controls, including the U.S. Export Administration Regulations, (b) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (c) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SCBCA” means the South Carolina Business Corporation Act of 1988, as amended.

“Schedules” means, collectively, the Company Disclosure Schedules and the DHHC Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC SPAC Accounting Changes” has the meaning set forth in Section 5.13(d).

“SEC Statements” has the meaning set forth in Section 9.19.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 6.4(b).

“Signing Press Release” has the meaning set forth in Section 6.4(b).

“SPACs” has the meaning set forth in Section 9.19.

“Sponsor” has the meaning set forth in the recitals to this Agreement.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“State Agency” means any state agency or other Governmental Entity with authority to regulate the activities of the Mortgage JV relating to the origination or servicing of Loans or to determine the investment or servicing requirements with regard to Loan origination, purchasing, servicing, master servicing or certificate administration performed by the Mortgage JV.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” has the meaning set forth in Section 2.2.

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, turnover, windfall profits or other taxes of any kind whatever, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

“Tax Return” means returns, information returns, bills, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes required to be filed with any Governmental Entity with respect to Taxes.

“Termination Date” has the meaning set forth in Section 8.1(d).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property Rights”.

“Trading Day” means any day on which DHHC Class A Shares are actually traded on the Trading Market.

“Trading Market” means Nasdaq or such other stock market on which the DHHC Class A Shares are trading at the time of the determination.

“Transaction Litigation” has the meaning set forth in Section 6.2(e).

“Transaction Proposals” has the meaning set forth in Section 6.7.

“Transaction Share Consideration” means an aggregate number of DHHC Class A Shares and New DHHC Class B Shares equal to the result of (a) the Closing Consideration divided by (b) $10.00.

“Triggering Event” means each of Triggering Event I, Triggering Event II, Triggering Event III and an Acceleration Event.

“Triggering Event I” means the first date on which the DHHC VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $12.50 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the DHHC Class A Shares occurring on or after the Closing).

“Triggering Event II” means the first date on which the DHHC VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $15.00 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the DHHC Class A Shares occurring on or after the Closing).

“Triggering Event III” means the first date on which the DHHC VWAP over any twenty (20) Trading Days within the preceding thirty (30) consecutive Trading Day period during the Earn Out Period is greater than or equal to $17.50 (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to the DHHC Class A Shares occurring on or after the Closing).

“Trust Account” has the meaning set forth in Section 9.18.

“Trust Account Released Claims” has the meaning set forth in Section 9.18.

“Trust Agreement” has the meaning set forth in Section 5.8.

“Trustee” has the meaning set forth in Section 5.8.

“Union” has the meaning set forth in Section 4.14(g).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid DHHC Expenses” means the DHHC Expenses that are unpaid as of immediately prior to the Closing.

“WARN” means the Worker Adjustment Retraining and Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Warrant Pronouncement” means that certain Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies, issued by the SEC on April 12, 2021, and related guidance by the SEC.

“Willful Breach” means a material breach that is a consequence of an act undertaken or a failure to act by the breaching party with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

“Working Capital Loans” means any loan made to DHHC by any of the Sponsor, an Affiliate of the Sponsor or any of DHHC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a business combination.

“Year End Financial Statements” has the meaning set forth in Section 4.4(a).

Article 2
PRE-CLOSING RECAPITALIZATION; MERGER

Section 2.1            Pre-Closing Recapitalization. Prior to the Closing, the Company shall take all actions necessary to effect the Pre-Closing Recapitalization, including (a) authorizing two new classes of Company common stock, such that the capitalization of the Company will consist of Company Class A Shares and Company Class B Shares, (b) exchanging each Company Share held by each Majority Stockholder immediately prior to the Pre-Closing Recapitalization for a Company Class B Share on a 1:1 basis, and (c) exchanging each Company Share held by each remaining Company stockholder for a Company Class A Share on a 1:1 basis, (d) amending, restating, supplementing or otherwise modifying the Governing Documents of the Company to reflect the Pre-Closing Recapitalization and (e) entering into, terminating, amending, restating, supplementing or otherwise modifying any Contracts relating to Equity Securities of the Company to reflect the Pre-Closing Recapitalization; provided that (i) the Company shall not take any action pursuant to this Section 2.1 that would have the effect of increasing the aggregate consideration to be paid to holders of Equity Securities of the Company in, or in connection with, the Merger pursuant to Article 2 or Article 3, (ii) the aggregate number of Company Shares issued and outstanding immediately prior to the Pre-Closing Recapitalization shall be equal to the aggregate number of Company Class A Shares and Company Class B Shares, collectively, issued in exchange for such Company Shares in connection with the Pre-Closing Recapitalization, (iii) the holders of Company Shares immediately prior to the Pre-Closing Recapitalization shall be the only holders of Company Shares immediately following the Pre-Closing Recapitalization, and (iv) the Pre-Closing Recapitalization shall not alter, or have the effect of altering, the terms or conditions of or number of DHHC Shares to be received as Per Share Upfront Consideration or Transaction Share Consideration. Prior to the Pre-Closing Recapitalization, the Company shall provide drafts of all documentation relating to effecting the Pre-Closing Recapitalization to DHHC and its counsel for review, and consider in good faith any comments to such documentation provided by DHHC and its counsel, which comments shall be delivered to the Company promptly (and in any event within ten (10) Business Days) after DHHC and its counsel’s receipt of each draft thereof, and the Company shall revise such documentation to incorporate any changes the Parties determine are reasonably necessary to effect the Pre-Closing Recapitalization and the Merger.

Section 2.2            The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the SCBCA, on the Closing Date, Merger Sub and the Company shall consummate the Merger at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as further provided in this Section 2.2.

(a)            At the Closing, the Parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and DHHC (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of South Carolina. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of South Carolina or at such later date and/or time as is agreed by DHHC and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(b)            The Merger shall have the effects set forth in the SCBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the SCBCA.

(c)            At the Effective Time, by virtue of the Merger, subject to Section 6.14 and Section 6.15, the Governing Documents of the Surviving Corporation shall be amended and restated such that (x) the certificate of incorporation of the Surviving Corporation shall be substantially in the form attached hereto as Exhibit F, and (y) the bylaws of the Surviving Corporation shall be substantially in the form attached hereto as Exhibit G, in each case, until thereafter amended as provided therein or by applicable Law.

(d)            The Parties shall take all actions necessary to cause, at the Effective Time, the directors and officers of the Company immediately prior to the Effective Time to be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(e)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and converted into one share of common stock, par value $0.0001, of the Surviving Corporation.

(f)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person:

(i)            each Company Class A Share (other than the Excluded Shares and the Company Shares cancelled pursuant to Section 2.2(g)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive (x) the number of DHHC Class A Shares equal to the Exchange Ratio and (y) the contingent right to receive Earn Out Consideration, in each case without interest.

(ii)            each Company Class B Share (other than the Excluded Shares and the Company Shares cancelled pursuant to Section 2.2(g)) issued and outstanding as of immediately prior to the Effective Time shall be automatically cancelled and converted into the right to receive (x) the number of New DHHC Class B Shares equal to the Exchange Ratio and (y) the contingent right to receive Earn Out Consideration, in each case without interest.

(iii)            all other Equity Securities of the Company shall be converted or assumed as more fully set forth in Section 2.6 and Section 2.7.

(iv)            from and after the Effective Time, the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(g)            At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled, and no consideration shall be paid with respect thereto.

(h)            The Parties shall take all necessary actions, effective as of the Effective Time, (i) to convert each DHHC Class B Share that is issued and outstanding immediately prior to the Merger into one DHHC Class A Share, (ii) to amend and restate the Governing Documents of DHHC such that (x) the certificate of incorporation of DHHC shall be the DHHC A&R Certificate of Incorporation, and (y) the bylaws of DHHC shall be the DHHC A&R Bylaws, (iii) to file the DHHC A&R Certificate of Incorporation with the Delaware Secretary of State and (iv) to change DHHC’s name to “United Homes Group, Inc.”

Section 2.3            Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 9.11 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the date on which the Closing occurs, the “Closing Date”) or in such place or at such other date and/or time as DHHC and the Company may agree in writing.

Section 2.4            Calculation of Closing Consideration. No later than seven (7) Business Days prior to the Closing Date, the Company shall prepare or cause to be prepared, and deliver to DHHC a written statement (the “Estimated Closing Statement”) setting forth the Company’s good-faith estimate of the Closing Consideration and each component thereof (the “Estimated Closing Consideration”) as of the Determination Time. The Estimated Closing Statement and all estimates and calculations contained therein shall be prepared in accordance with GAAP on a basis consistent with the terms of this Agreement, and shall include supporting information and data reasonably necessary to support the calculations and estimates contained therein. After delivery of the Estimated Closing Statement, the Company shall (a) make its Representatives reasonably available to DHHC to discuss the Estimated Closing Statement and related supporting documentation, (b) review and consider in good faith any comments to the Estimated Closing Statement reasonably provided by DHHC or any of its Representatives and (c) revise such Estimated Closing Statement to incorporate any changes that are necessary or appropriate given such comments or relating to updated information after initial delivery thereof. If DHHC wishes to dispute the Company’s calculation of the Estimated Closing Consideration prior to the Closing, DHHC shall give the Company written notice of such dispute no later than the Business Day prior to the Closing Date.

Section 2.5            Consideration Schedule. No later than two (2) Business Days prior to the Closing Date, the Company shall deliver to DHHC a consideration schedule (the “Consideration Schedule”) setting forth:

(a)            (i) the name of each Eligible Company Equityholder as of such time of determination, (ii) the number of Company Shares held thereby, (iii) the number of Company Shares subject to each Company Option held thereby, if any, (iv) the number of Company Shares subject to the Assumed Warrants held thereby, if any, (v) the exercise price of such Company Options or Assumed Warrants, to the extent applicable, (vi) the portion of the Transaction Share Consideration allocated to each Eligible Company Equityholder denominated in DHHC Class A Shares and New DHHC Class B Shares, to the extent applicable and (vii) the Earn Out Pro Rata Share for each Eligible Company Equityholder; and

(b)            a certification, duly executed by an authorized officer of the Company, that (i) the information delivered pursuant to clause (a) is, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.5 and (ii) the Company has performed, or otherwise complied with, as applicable, its covenants and agreements set forth in Section 2.6(c). The Company will review any comments to the Consideration Schedule provided by DHHC or any of its Representatives and consider in good faith all reasonable comments on the final Consideration Schedule. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of DHHC Class A Shares or New DHHC Class B Shares that each Eligible Company Equityholder will have a right to receive in respect of the Transaction Share Consideration pursuant to Section 2.2(f) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of DHHC Class A Shares and New DHHC Class B Shares set forth on the Consideration Schedule that are allocated in respect of Company Shares exceed the Transaction Share Consideration, and (C) in no event shall the Consideration Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.6(c)). DHHC shall be entitled to rely (without any duty of inquiry) upon the Estimated Closing Statement and the Consideration Schedule. The Company hereby waives, and the Letter of Transmittal that shall be required to be delivered by each Eligible Company Equityholder as a condition to receipt of any consideration hereunder shall include a waiver of, any and all claims that the Consideration Schedule did not accurately reflect the terms of the Company Governing Documents.

Section 2.6            Treatment of Company Options.

(a)            At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.6(c), each Company Option that is outstanding immediately prior to the Effective Time shall cease to represent the right to purchase Company Shares and shall be canceled in exchange for an option to purchase DHHC Class A Shares (each, a “Rollover Option”). From and after the Effective Time, each Rollover Option shall entitle the holder thereof to acquire a number of DHHC Class A Shares (rounded down to the nearest whole number) equal to (x) the number of Company Shares subject to such Company Options immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per Company Share of such Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, which amounts shall be set forth in the Consideration Schedule pursuant to Section 2.5. Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the DHHC Board (or the compensation committee of the DHHC Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. The exchange of each Company Option shall be performed in a manner that complies with the requirements of Section 409A of the Code or, to the extent such Company Option is intended to qualify as an incentive stock option, Section 424(a) of the Code.

(b)            At the Effective Time, the Company Equity Plan shall terminate and all Company Options shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto or under the Company Equity Plan, except as otherwise expressly provided for in this Section 2.6.

(c)            Prior to the Closing, the Company shall take, or cause to be taken, all necessary or appropriate actions under the Company Equity Plan (and the underlying grant, award or similar agreements) or otherwise, including by providing any written notices required by the Company Equity Plan, to give effect to the treatment of the Company Options pursuant to this Section 2.6 and cause the Company Equity Plan to terminate at the Effective Time. The Company shall take all actions necessary to ensure that from and after the Effective Time neither DHHC nor the Surviving Corporation will be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, except as provided for in this Section 2.6.

Section 2.7            Treatment of Company Warrants.

(a)            At the Effective Time, each Company Warrant, to the extent outstanding and unexercised, shall automatically, without any action on the part of the holder thereof, be converted into a warrant to acquire a number of shares of DHHC Class A Shares equal to (x) the number of Company Shares subject to such Company Warrant immediately prior to the Effective Time multiplied by (y) the Exchange Ratio, at a strike price per share (rounded up to the nearest whole cent) equal to (A) the strike price per Company Share of such Company Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio, which amounts shall be set forth in the Consideration Schedule pursuant to Section 2.5 (each such resulting warrant, an “Assumed Warrant”).

(b)            Each Assumed Warrant shall be subject to the same terms and conditions as were applicable to such corresponding Company Warrant immediately prior to the Effective Time (including applicable vesting conditions), except for (i) terms rendered inoperative by reason of the transactions contemplated by this Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the DHHC Board (or the compensation committee of the DHHC Board) may determine in good faith are appropriate to effectuate the administration of the Assumed Warrants.

Section 2.8            Exchange Procedures; Surrender of Company Shares.

(a)            As promptly as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, DHHC shall appoint American Stock Transfer & Trust Company (or its applicable Affiliate thereof) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.2(f) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything to the contrary herein, in the event that American Stock Transfer & Trust Company is unable or unwilling to serve as the Exchange Agent, then (i) DHHC and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), (ii) DHHC shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and (iii) each of DHHC and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b)            At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

(c)            At the Effective Time, DHHC shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Eligible Company Equityholders and for exchange in accordance with this Section 2.8 through the Exchange Agent (i) evidence of DHHC Class A Shares and New DHHC Class B Shares in book-entry form representing such aggregate number of DHHC Class A Shares and New DHHC Class B Shares equal to the Transaction Share Consideration issuable pursuant to Section 2.2(f) and (ii) an aggregate amount of cash comprising the amounts required to be delivered in respect of Company Shares pursuant to Section 2.10. Such deposited DHHC Class A Shares and New DHHC Class B Shares representing the Transaction Share Consideration and cash deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by DHHC.

(d)            Each Eligible Company Equityholder whose Company Shares have been converted into the Per Share Upfront Consideration pursuant to Section 2.2(f) shall receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.8(e) upon submission of a duly, completely and validly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e)            If a duly, completely and validly executed Letter of Transmittal is delivered to the Exchange Agent in accordance with Section 2.8(d) (i) at least one (1) Business Day prior to the Closing Date, then DHHC and the Company shall take all necessary actions to (A) deliver DHHC Class A Shares and New DHHC Class B Shares representing the portion of the Transaction Share Consideration issuable to such Eligible Company Equityholder pursuant to Section 2.2(f) in book-entry form and (B) mail a check in the amount of any cash in lieu of fractional shares such Eligible Company Equityholder is entitled to receive pursuant to Section 2.10 by no later than the Closing Date, or (ii) less than one (1) Business Day prior to the Closing Date, then DHHC and the Company (or the Surviving Corporation) shall take all necessary actions to (A) deliver DHHC Class A Shares and New DHHC Class B Shares representing the portion of the Transaction Share Consideration issuable to such Eligible Company Equityholder pursuant to Section 2.2(f) in book-entry form and (B) mail a check in the amount of any cash in lieu of fractional shares such Eligible Company Equityholder is entitled to receive pursuant to Section 2.10 within two (2) Business Days after such delivery.

(f)             If any portion of the Transaction Share Consideration is to be issued to a Person other than the Eligible Company Equityholder in whose name the transferred Company Share in book-entry form is registered, the issuance of the applicable portion of the Transaction Share Consideration shall not be reflected unless (i) such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g)            No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until the applicable portion of the Transaction Share Consideration is obtained by the applicable Company Stockholders in accordance with this Section 2.8, each Company Share (other than, for the avoidance of doubt, the Excluded Shares and the Company Shares cancelled pursuant to Section 2.2(g)) shall solely represent the right to receive the Per Share Consideration into which such Company Share is converted pursuant to Section 2.2(f).

(h)            At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i)             Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to DHHC or as otherwise instructed by DHHC, and any Company Stockholder who has not obtained the applicable portion of the Transaction Share Consideration in accordance with this Section 2.8 prior to that time shall thereafter look only to DHHC for such portion of the Transaction Share Consideration, without any interest thereon. None of DHHC, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration not obtained by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of DHHC free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.9            Withholding. DHHC, the Group Companies and the Exchange Agent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required or permitted to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to DHHC, the Group Companies or the Exchange Agent making any deduction or withholding determined to be required under applicable Tax Law, the Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.10          Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing a fractional share of DHHC Class A Shares or New DHHC Class B Shares shall be issued upon the conversion of Company Shares or Company Options, as applicable pursuant to this Article 2, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of DHHC Class A Shares or New DHHC Class B Shares, as the case may be. In lieu of the issuance of any such fractional share, DHHC shall pay to each Eligible Company Equityholder who otherwise would be entitled to receive such fractional share an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a DHHC Class A Share or New DHHC Class B Share, as the case may be, to which such holder otherwise would have been entitled but for this Section 2.10, multiplied by (b) $10.00. The payment of cash in lieu of fractional shares of DHHC Class A Shares and New DHHC Class B Shares, as the case may be, is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the exchange.

Section 2.11         Dissenters’ Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary and to the extent available under the SCBCA, no Person who has perfected a demand for dissenters’ rights pursuant to Chapter 13 of the SCBCA shall be entitled to receive the Per Share Consideration with respect to the Company Shares owned by such Person (“Excluded Shares”) unless and until such Person shall have effectively withdrawn or lost such Person’s right to dissent under the SCBCA. Such Person shall be entitled to receive only the payment provided by Chapter 13 of the SCBCA with respect to his, her or its Excluded Shares.

(b)             The Company shall give DHHC (i) prompt notice of any written demands for payment in connection with the exercise of dissenters’ rights, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of dissent and (ii) the opportunity to direct all negotiations and proceedings with respect to a demand for dissent under the SCBCA. The Company shall not, except with the prior written consent of DHHC, voluntarily make any payment with respect to any demands for dissent, offer to settle or enter into any settlement in connection with any such demands.

Article 3
EARN OUT

Section 3.1            Company Earn Out.

(a)            Following the Closing, and as additional consideration for the Merger and the other transactions contemplated by this Agreement, within ten (10) Business Days after the occurrence of a Triggering Event, DHHC shall notify in writing (an “Earn Out Notice”) each Eligible Company Equityholder (in accordance with its respective Earn Out Pro Rata Share) that he, she or it is eligible to receive additional shares of DHHC Class A Shares or New DHHC Class B Shares, as applicable (which shall be equitably adjusted to reflect stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combinations, exchanges of shares or other like changes or transactions with respect to the DHHC Class A Shares or New DHHC Class B Shares occurring on or after the Closing and prior to the date of such issuance, the “Earn Out Shares”). Unless the Eligible Company Equityholder has provided written notification to DHHC within ten (10) Business Days following the receipt of the Earn Out Notice by the Eligible Company Equityholder that such Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Earn Out Shares (in such event DHHC shall not, and the form of the Earn Out Notice shall specifically state that in such event DHHC will not, issue any Earn Out Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated), DHHC shall issue or cause to be issued, upon the terms and subject to the conditions set forth in this Agreement and the other agreements contemplated hereby:

(i)            Upon the occurrence of Triggering Event I, a one-time issuance of an aggregate of 7,500,000 Earn Out Shares;

(ii)           Upon the occurrence of Triggering Event II, a one-time issuance of an aggregate of 7,500,000 Earn Out Shares; and

(iii)          Upon the occurrence of Triggering Event III, a one-time issuance of an aggregate of 5,000,000 Earn Out Shares.

(b)            For the avoidance of doubt, the Eligible Company Equityholders shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that in no event shall the Eligible Company Equityholders be entitled to receive Earn Out Shares prior to the date that is ninety (90) days after the Closing or after the fifth (5th) anniversary of the Closing; provided, further, that each Triggering Event shall only occur once, if at all, and in no event shall the Eligible Company Equityholders be entitled to receive more than an aggregate of 20,000,000 Earn Out Shares; provided, further, that Triggering Event I, Triggering Event II and Triggering Event III may be achieved at the same time or over the same overlapping trading days.

(c)            Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of DHHC Class A Shares or New DHHC Class B Shares shall be issued in respect of Earn Out Shares and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of DHHC Class A Shares. In lieu of the issuance of any such fractional shares, the Exchange Agent shall round up or down to the nearest whole share of DHHC Class A Shares or New DHHC Class B Shares, as applicable, with a fraction of 0.5 or more rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(d)            All Earn Out Shares to be issued and delivered in connection with this Article 3 to the Eligible Company Equityholders shall be, upon issuance and delivery of such Earn Out Shares, duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens.

Section 3.2             Acceleration Event. If, during the Earn Out Period, there is a Change of Control Transaction with respect to DHHC (or a successor or parent company thereof) (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control Transaction, (a) all of the Triggering Events shall have been deemed to occur, (b) DHHC shall notify in writing the Eligible Company Equityholders that it intends to issue all of the Earn Out Shares to the Eligible Company Equityholders (in accordance with their Earn Out Pro Rata Share), (c) unless the Eligible Company Equityholder has provided written notification to DHHC within ten (10) Business Days following the receipt of such notice by the Eligible Company Equityholder that such Eligible Company Equityholder is required to file a notification pursuant to the HSR Act with respect to such Earn Out Shares (in such event DHHC shall not, and the form of the Earn Out Notice shall specifically state that DHHC shall not, issue any Earn Out Shares until any applicable waiting period pursuant to the HSR Act has expired or been terminated), DHHC shall issue to the Eligible Company Equityholders (in accordance with their Earn Out Pro Rata Share) an aggregate amount of 20,000,000 Earn Out Shares less the number of Earn Out Shares previously issued, if any, and (d) following such issuance, this Article 3 shall terminate and no further Earn Out Shares shall be issuable hereunder.

Section 3.3             Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares, including the issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.2, shall be treated as an adjustment to the Transaction Share Consideration for income Tax purposes and not treated as “other property” within the meaning of Section 356 of the Code, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES

Subject to Section 9.8, except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the DHHC Parties as of the date of this Agreement (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 4.1             Organization and Qualification.

(a)             Each Group Company is a corporation, limited liability company or other applicable business entity duly organized or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation or organization (as applicable). Section 4.1(a) of the Company Disclosure Schedules sets forth a true and complete list of each of the Group Companies and its jurisdiction of formation or organization (as applicable) for each Group Company. Each Group Company has the requisite corporate, limited liability company or other applicable business entity power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted, except where the failure to have such power or authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)             True and complete copies of the Governing Documents of the Company have been made available to DHHC, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in material breach or violation of any provision set forth in its Governing Documents.

(c)             Each Group Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 4.2             Capitalization of the Group Companies.

(a)             Section 4.2(a) of the Company Disclosure Schedules sets forth a true and complete statement as of September 6, 2022 of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company authorized, issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, (iii) with respect to each Company Option, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of Company Shares subject to Company Options on the date of grant, and (F) the number of Company Shares subject to Company Options as of the date of this Agreement and (iv) with respect to each Company Warrant, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable vesting schedule (including acceleration provisions), (E) the number of Company Shares subject to the Company Warrant on the date of grant, and (F) the number of Company Shares subject to the Company Warrant as of the date of this Agreement. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable. The Equity Securities of the Company (1) were not issued in violation of the Governing Documents of the Company or any other Contract to which the Company is party or bound, (2) were not issued in violation of, and are not subject to, any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (3) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws. Since September 6, 2022, the Company has not issued any Equity Securities, except in connection with the exercise of Company Options in accordance with the terms thereof. Except for the Company Options and Company Warrants set forth on Section 4.2(a) of the Company Disclosure Schedules, the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that require or would require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company. The Company has no Company Shares reserved for issuance, except for three thousand (3,000) Company Shares reserved for issuance pursuant to the Company Equity Plan, of which not more than two thousand four hundred sixty-two (2,462) are subject to outstanding options, and five thousand (5,000) Company Shares reserved for issuance pursuant to Company Warrants. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b)           The Equity Securities of the Company are free and clear of all Liens (other than transfer restrictions under applicable Securities Law) imposed by the Company. There are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

(c)           There are no voting trusts, proxies or other Contracts with respect to the voting or transfer of any Equity Securities of any Subsidiary of the Company.

(d)           Except as set forth on Section 4.2(d) of the Company Disclosure Schedules, none of the Group Companies owns or holds (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities, right to acquire any such Equity Security or securities convertible into or exchangeable for any Equity Security in each case of any Person other than a Group Company and, none of the Group Companies are a partner or member of any partnership, limited liability company or joint venture.

(e)           Section 4.2(e) of the Company Disclosure Schedules sets forth a list of all material Indebtedness of the Group Companies as of September 6, 2022, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof. Since September 6, 2022, the Company has not incurred any new Indebtedness except as set forth on Section 4.2(e) of the Company Disclosure Schedules.

(f)             Section 4.2(f) of the Company Disclosure Schedules sets forth a list of the Group Companies’ Employee Benefit Plans, Contracts or other arrangements that provide for Change of Control Payments.

(g)           Each Company Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a Company Share on the date of such grant determined in a manner consistent with Section 409A of the Code. Upon the issuance of any Company Shares in accordance with the terms of the Company Equity Plan, such Company Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. Each Company Option is an unvested In-the-Money Option.

(h)           Each Company Warrant (i) was issued in compliance in all material respects with all applicable Laws and (ii) was not issued in breach or violation of any Contract. All Company Shares subject to issuance pursuant to any Company Warrant, upon issuance on the terms and conditions specified therein, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens.

Section 4.3             Authority; Approval and Fairness.

(a)           The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Ancillary Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Ancillary Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Ancillary Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity (the “Bankruptcy and Equity Exception”)).

(b)           The Company Board has (i) unanimously approved and declared advisable this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (ii) determined that this Agreement and the transactions contemplated hereby (including the Merger) are in the best interests of the Company and holders of Company Shares and resolved to recommend, among other things, the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon, and (iii) directed that this Agreement be submitted to the holders of Company Shares for their adoption.

(c)           The Company Board has taken all necessary action to ensure that DHHC will not be an “interested shareholder” with respect to the Company or prohibited from entering into or consummating a “business combination” with the Company (in each case, as such term is used in Chapter 2 of the South Carolina Uniform Securities Act of 2005, as amended), as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby in the manner contemplated hereby. To the knowledge of the Company, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation is applicable to the Company, the Company Shares or the transactions contemplated by this Agreement.

(d)           The Company Stockholder Written Consent, upon delivery to the Company as provided in Chapter 7 of the SCBCA and subject to the notice requirements thereof, shall be sufficient to adopt this Agreement and approve the Merger on behalf of the Company pursuant to the Laws of the State of South Carolina.

Section 4.4             Financial Statements; Undisclosed Liabilities.

(a)             The Company has made available to DHHC a true and complete copy of (i) the audited consolidated balance sheets of the Group Companies as of December 31, 2021 and December 31, 2020 and the audited consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of the Group Companies for the years ended December 31, 2021, December 31, 2020 and December 31, 2019 (the “Year End Financial Statements”), and (ii) management’s draft of the unaudited consolidated balance sheets of the Group Companies as of June 30, 2022 (the “Latest Balance Sheet,” and together with the Year End Financial Statements, the “Financial Statements”), each of which are attached as Section 4.4(a) of the Company Disclosure Schedules. Each of the Financial Statements (including the notes and schedules thereto) (A) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (B) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Group Companies as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b)             Except (i) as set forth on the face of the Year End Financial Statements for 2021, (ii) for Liabilities incurred in the ordinary course of business since the date of the Year End Financial Statements for 2021 (none of which is a Liability for breach of contract, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of their respective covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (iv) for executory obligations under contracts to which any member of the Group Companies is a party (other than Liabilities for breach thereof) and (v) for Liabilities that are not, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP consistently applied and in accordance with past practice.

(c)             The Group Companies have established and maintain systems of internal accounting controls that are sufficient to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization, (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for the Group Companies’ assets and (iii) any unauthorized acquisition, use or disposition of a Group Company’s assets that could have a material effect on its financial statements will be prevented or timely detected. The Group Companies maintain and, for all periods covered by the Financial Statements, have maintained books and records of the Group Companies in the ordinary course of business that are true and complete and reflect the revenues, expenses, assets and liabilities of the Group Companies in all material respects.

(d)             Except as disclosed in Section 4.4(d) of the Company Disclosure Schedules, in the last three (3) years there has not been any (i) “significant deficiency” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge, (ii) “material weakness” in the internal controls over financial reporting of the Group Companies to the Company’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of the Group Companies who have a significant role in the internal controls over financial reporting of the Group Companies. In the last three (3) years, no Group Company has received any written or, to the knowledge of the Company, oral complaint, allegation, assertion or claim in respect of the matters described in the foregoing sentence. The Company has not had any material complaints made or concerns raised by any employee, contractor or Representative relating to a violation of Laws. The Company has not had any material written complaints made by any employee, contractor or Representative related to foregoing clauses (i) through (iii) of this Section 4.4(d).

Section 4.5             Consents and Requisite Governmental Approvals; No Violations.

(a)             No Consent of, with or made to any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) the filing of the Certificate of Merger or (iii) any other Consents the absence of which would not have, and would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b)             Other than as set forth in Section 4.5(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of any Group Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Material Contract, (B) any other Contract to which any Group Company is a party or (C) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which any Group Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of any Group Company, except, in the case of any of clauses (ii)(B), (ii)(C) and (iv) above, as would not have, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.6             Permits. Each of the Group Companies and the Mortgage JV has all material Permits that are required to own, lease and operate its properties and assets and to conduct its business as currently conducted (the “Material Permits”). Each Material Permit is in full force and effect in accordance with its terms and no written notice of revocation, cancellation or termination of any Material Permit has been received by the Group Companies or to the knowledge of the Company, assuming reasonable due inquiry of such knowledge persons’ direct reports and other due inquiry of the officers of the Mortgage JV responsible for such matters, the Mortgage JV, as applicable. The Group Companies and to the knowledge of the Company, assuming reasonable due inquiry of such knowledge persons’ direct reports and other due inquiry of the officers of the Mortgage JV responsible for such matters, the Mortgage JV, have not breached or violated and are not otherwise in default in any material respect under any Material Permit.

Section 4.7            Material Contracts.

(a)             Section 4.7(a) of the Company Disclosure Schedules sets forth a true and complete list of the following Contracts to which a Group Company is, as of the date of this Agreement, a party (each Contract required to be set forth on Section 4.7(a) of the Company Disclosure Schedules, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth on Section 4.7(a) of the Company Disclosure Schedules if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”):

(i)            any Contract with a Pennington Party;

(ii)           any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) relating to Indebtedness of any Group Company or to the placing of a material Lien (other than any Permitted Lien) on any assets or properties of any Group Company;

(iii)          any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) under which any Group Company is lessee of or holds, in each case, any tangible or real property owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $200,000;

(iv)         any Contract (or group of related Contracts with respect to a single transaction or series of related transactions) under which any Group Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by such Group Company, except for any lease or agreement under which the aggregate annual rental payments and the fair market value of such tangible property do not exceed $100,000;

(v)           any (A) joint venture, partnership, or strategic alliance Contract in which a Group Company owns an equity interest and (B) other joint venture, partnership (or profit-sharing), strategic alliance or services Contract with respect to land development or vertical construction and material to the business of the Group Companies;

(vi)         any Contract pursuant to which any Group Company (A) grants any license or other right under any Intellectual Property Rights material to its business, other than non-exclusive licenses granted to customers or third-party service providers in the ordinary course of business, or (B) receives any license or other right under any Intellectual Property Rights material to its business, other than non-exclusive licenses granted on standardized, commercially available terms for non-customized software;

(vii)        any Contract material to the business of any Group Company, the primary purpose of which is the Processing of Personal Information;

(viii)       any Contract that (A) limits or purports to limit, in any material respect, the freedom of any Group Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of DHHC or any of its Affiliates after the Closing, (B) contains any exclusivity provision that binds the Company or any other obligations or restrictions that limits the Company’s ability to conduct its business in the ordinary course, or (C) requires any Group Company to purchase or otherwise obtain any materials or service exclusively from a single third party;

(ix)           any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by any Group Company in an amount in excess of (A) $250,000 annually or (B) $1,000,000 over the life of the agreement;

(x)             any Contract for (A) the acquisition or disposition of any real property (whether or not developed) from or by any Group Company or (B) the option to acquire or dispose of any real property (whether or not developed) from or by any Group Company, in the case of clauses (A) and (B), with a total acquisition or disposition consideration payable or receivable (or paid and received) for the real property subject thereto in excess of $10,000,000 (other than individual home sales in the ordinary course of business);

(xi)           any executory Contract providing for any fee building arrangements to which any Group Company is a party;

(xii)           any executory Contract with respect to preferred lender arrangements to which any Group Company is a party;

(xiii)          any Contract with mortgage providers to which any Group Company is party;

(xiv)         any Contract requiring any Group Company to guarantee the Liabilities of any Person (other than the Company or a Subsidiary) or pursuant to which any Person (other than the Company or a Subsidiary) has guaranteed the Liabilities of a Group Company;

(xv)          any Contract under which any Group Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xvi)          any Contract required to be disclosed on Section 4.21 of the Company Disclosure Schedules;

(xvii)         any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of a Group Company (A) whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $250,000 or (B) that provides for severance or any other post-termination payments or benefits;

(xviii)         any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee or Contingent Worker of a Group Company pursuant to which any Group Company, as of the Closing, has or will have an obligation to pay severance or other post-termination pay;

(xix)         any Contract providing for any Change of Control Payment of the type described in clause (a) of the definition thereof;

(xx)       any collective bargaining agreements and any other agreements executed with a union or similar organization;

(xxi)         any Contract for the disposition of any material portion of the assets or business of any Group Company or for the acquisition by any Group Company of the assets or business of any other Person, or under which any Group Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation;

(xxii)        any Contract for the settlement or conciliation of a Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments in excess of $250,000 after the date of this Agreement, (B) which is a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non-monetary obligation on any Group Company (or DHHC or any of its Affiliates after the Closing);

(xxiii)       any other Contract the performance of which requires either (A) annual payments to or from any Group Company in excess of $250,000 or (B) aggregate payments to or from any Group Company in excess of $500,000 over the life of the agreement and, in each case, that is not terminable by the applicable Group Company without penalty upon less than thirty (30) days’ prior written notice;

(xxiv)       any Contract that prohibits the payment of dividends or distributions in respect of the Equity Securities of the Company, the pledging of the capital stock or other Equity Securities of the Company or the incurrence of Indebtedness by the Company;

(xxv)        each Contract that contains a put, call, right of first refusal, right of first offer or similar right pursuant to which the Company would be required to, directly or indirectly, purchase or sell, as applicable, any securities, capital stock, assets or business of any other Person; and

(xxvi)       each Contract containing any standstill or similar agreement pursuant to which a Person has agreed not to acquire assets or securities of another Person.

(b)           (i) Each Material Contract is valid and binding on the applicable Group Company and, to the knowledge of the Company, any counterparty thereto, and is in full force and effect and (ii) the applicable Group Company and, to the knowledge of the Company, the counterparties thereto are not in material breach of, or default under, any Material Contract and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a default thereunder by the Company or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder and (iii) the Group Companies have not received any written or, to the knowledge of the Company, oral notice of default under any Material Contract. The Company has made available true and complete copies of each Material Contract, including any amendments and supplements thereto, and a written description of each oral Material Contract. No counterparty to any Material Contract has exercised or threatened in writing or, to the knowledge of the Company, orally any force majeure (or similar) provision in any Material Contract in relation to COVID-19.

Section 4.8             Absence of Changes.

(a)             Since December 31, 2021, no Company Material Adverse Effect has occurred.

(b)             From the date of the Latest Balance Sheet through the date of this Agreement, except as set forth on Section 4.8(b) of the Company Disclosure Schedules or as expressly contemplated by this Agreement, any Ancillary Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) no Group Company has taken any action that would require the consent of DHHC, without obtaining such consent, if taken during the period from the date of this Agreement until the Closing pursuant to Section 6.1(b)(i), Section 6.1(b)(ix), Section 6.1(b)(x), Section 6.1(b)(xiv), Section 6.1(b)(xvi), Section 6.1(b)(xvii), Section 6.1(b)(xviii) and Section 6.1(b)(xxiv) (to the extent relating to the foregoing clauses of Section 6.1(b)).

Section 4.9             Litigation. Other than as set forth on Section 4.9 of the Company Disclosure Schedules, there is no Proceeding pending or, to the knowledge of the Company, threatened, against any Group Company that has been or would reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. Neither the Group Companies nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by a Group Company pending against any other Person.

Section 4.10         Compliance with Applicable Law.

(a)             Each Group Company (a) conducts its business in compliance with all Laws and Orders applicable to such Group Company and is not in violation of any such Law or Order and (b) has not received any written or, to the knowledge of the Company, oral communications from a Governmental Entity that alleges that such Group Company is not in compliance with any such Law or Order, except in each case of clause (a) and (b), as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. No Group Company has violated, has been threatened in writing or charged with or given notice of any violation of, or, to the Company’s knowledge, is under investigation with respect to, any provisions of: (i) Laws applicable to lending activities; (ii) the U.S. Foreign Corrupt Practices Act (FCPA) of 1977; or (iii)  any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

(b)           The Mortgage JV is, and has been since its inception, in compliance in all material respects with and all applicable Consumer Protection Laws, including all Laws and Orders related to consumer brokering, anti-discriminatory lending, holding consumer assets, processing consumer payments, enforcing consumer loan documents, consumer advertising and disclosures, and unfair, deceptive, or abusive acts or practices. As of the date of this Agreement, no claims have been asserted or threatened in writing against the Mortgage JV (i) by any Governmental Entity alleging any material violation of any Person’s rights under any such Consumer Protection Laws or (ii) by any other Person alleging any violation of any Person’s rights under any such Consumer Protection Laws, except, in the case of this subclause (ii), any such violations as would not, individually or in the aggregate, reasonably be expected to be material to the Mortgage JV, taken as a whole.

(c)             The Mortgage JV maintains written consumer compliance programs designed to ensure compliance with applicable Consumer Protection Laws, including with respect to employee training. The Company has delivered or made available to DHHC true and complete copies of all such written consumer compliance policies and procedures that are material to the Mortgage JV.

(d)             To the knowledge of the Company, the Mortgage JV is not under investigation by any Governmental Entity for a material violation of any applicable Consumer Protection Laws, and, as of the date of this Agreement, there are no material Proceedings pending or threatened in writing against the Mortgage JV (whether by a Governmental Entity or any other party) relating to compliance with applicable Consumer Protection Laws by the Company or any third parties acting on its behalf.

(e)             Except for routine examinations conducted by a Governmental Entity in the regular course of the business of the Mortgage JV, no Governmental Entity has initiated any material proceeding or, to the knowledge of the Company, material investigation into the business or operations of the Mortgage JV since its inception to the date of this Agreement. There is no unresolved material violation asserted by any Governmental Entity with respect to any report or statement relating to any examinations of the Mortgage JV.

Section 4.11       Employee Benefit Plans.

(a)             Section 4.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such Employee Benefit Plan, its jurisdiction).

(b)             True and complete copies of the following documents, with respect to each Employee Benefit Plan, where applicable, have previously been delivered or made available to DHHC: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recent annual reports (Form 5500 or 990 series and all schedules and financial statements thereto); (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine written correspondence to and from any governmental agency received with respect to any Employee Benefit Plan.

(c)             Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may reasonably rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and, to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification. With respect to any Employee Benefit Plan neither the Company nor a Company Subsidiary reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(d)             Each Employee Benefit Plan (including any related trusts), other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including, without limitation, ERISA, the Code and the Affordable Care Act. No Employee Benefit Plan is, or within the past six (6) years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding. All payments and/or contributions required to have been made with respect to all Employee Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Employee Benefit Plan and applicable Law.

(e)             No Group Company nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any Employee Benefit Plan that is or was subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither any Group Company nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f)              No Group Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law), and no Group Company has ever formally promised to provide such post-termination benefits.

(g)           Each Employee Benefit Plan may be amended, terminated or otherwise modified (including cessation of participation) by the Company to the greatest extent permitted by applicable Law. Except as required by applicable Law, no Group Company has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(h)           Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance issued by the IRS thereunder. No payment to be made under any Employee Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i)             Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment, benefit or severance pay to any current or former director, manager, officer, employee, individual independent contractor or other service providers of any of the Group Companies, (ii) further restrict any rights of the Group Companies to amend, terminate or transfer the assets of any Employee Benefit Plan, (iii) directly or indirectly cause any of the Group Companies to transfer or set aside any assets to fund any material benefits under any Employee Benefit Plan, (iv) otherwise give rise to any liability under any Employee Benefit Plan, or (v) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

(j)             The Group Companies have no obligation to provide, and no Employee Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.

(k)           No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of the Company or any of its Subsidiaries who reside or work outside of the United States.

Section 4.12          Environmental Matters. Except as would not be, and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole:

(a)           Each of the Group Companies are and at all times have been in compliance with Environmental Laws.

(b)           None of the Group Companies have received any written or, to the knowledge of the Company, oral notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, failure to comply in any respect with, or any Liability relating to, any applicable Environmental Laws.

(c)           There is (and since the incorporation of the Company there has been) no Proceeding pending or threatened in writing or, to the knowledge of the Company, orally against any Group Company relating to applicable Environmental Laws.

(d)           There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances in violation of or as could reasonably be expected to result in Liability under any applicable Environmental Laws.

(e)           The Group Companies have made available to DHHC copies of all material environmental, health and safety reports and documents that are in any Group Company’s possession or control relating to the current or former operations, properties or facilities of the Group Companies.

Section 4.13          Intellectual Property; Data Privacy.

(a)           Section 4.13(a) of the Company Disclosure Schedules sets forth a correct and complete list of all Company Registered IP, indicating for each item, as applicable: (i) the name of the applicant/registrant and current legal and beneficial owner(s); (ii) the jurisdiction where the application/registration is located (or, for Internet domain names, the applicable registrar); and (iii) the application or registration number. All registration, maintenance, renewal and annuity fees and required documents to be filed in connection with Company Registered IP have been (or will be, prior to Closing) timely paid or filed, as the case may be. No Company Registered IP is subject to any outstanding Order adversely affecting the validity or enforceability of, or the Group Company’s ownership or use of, or rights in or to, any such Company Registered IP.

(b)           The Group Companies exclusively own all Company Intellectual Property, free and clear of all Liens other than Permitted Liens.

(c)           To the knowledge of the Company, the Group Companies own or have sufficient and valid rights to use all Intellectual Property Rights material to, and used in or necessary for, the conduct of their businesses as currently conducted and as currently planned to be conducted, all of which rights shall survive the consummation of the transactions contemplated by this Agreement, without modification, cancellation, termination, suspension of, or acceleration of any right, obligation or payment with respect to any such Intellectual Property Rights.

(d)             Except as has not resulted in and would not reasonably be expected to result in, individually or in the aggregate, material liability to any Group Company, to the knowledge of the Company, the conduct of the business of the Group Companies does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated in the past three (3) years, any Intellectual Property Rights of any other Person, whether directly or indirectly. No Group Company has received any written claim, notice, invitation to license or similar communication within the past three (3) years, and there is no Proceeding pending or threatened against any Group Company, (i) alleging any of the foregoing or (ii) contesting or challenging the use, validity, enforceability or ownership of any Company Intellectual Property.

(e)             Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to any Group Company, to the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated in the past three (3) years, any Company Intellectual Property, whether directly or indirectly. No Group Company has asserted, or threatened to assert, any Proceeding against any Person regarding any of the foregoing.

(f)             The Group Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all material Trade Secrets that are owned, used or held for use by the Company. No such Trade Secrets have been made available to or, to the knowledge of the Company, discovered by, any Person except pursuant to valid and appropriate confidentiality and non-disclosure obligations requiring any such Person (i) to maintain the confidentiality thereof and (ii) not to use such Trade Secrets except as authorized by the Company, and such obligations have not, to the knowledge of the Company, been breached by any party thereto in any material respect.

(g)           All current employees, consultants, advisors and independent contractors of the Group Companies who have contributed to the creation or development of any material Intellectual Property Rights for or on behalf of any Group Company have executed and delivered to such Group Company a written, valid and enforceable Contract containing an irrevocable present assignment to such Group Company of all such Person’s right, title and interest in any such Intellectual Property Rights. To the knowledge of the Company, no employee, consultant, advisor or independent contractor of any Group Company retains or claims to retain any rights in, nor has any of them filed an application to register, any such Intellectual Property Rights.

(h)           To the knowledge of the Company, the Company IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Group Companies in connection with their businesses, (ii) have not materially malfunctioned or failed to function in the past three (3) years and (iii) are free from any material disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that facilitate or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. To the knowledge of the Company, in the past three (3) years, there has been no unauthorized access to or unauthorized use of any Company IT Assets in any material respect. To the knowledge of the Company, the Group Companies have implemented reasonable backup and disaster recovery technology consistent with best industry practices to protect the confidentiality, integrity and security of the Company IT Assets, as applicable.

(i)             The Group Companies have complied in all material respects with all Privacy Laws and Company Privacy Commitments and, to the knowledge of the Company, no circumstance has arisen in which Privacy Laws, or any applicable guidance or codes of practice promulgated under Privacy Laws, would require any Group Company to notify a Governmental Entity or any individual of any actual or suspected unauthorized access or use of Personal Information. In the past three (3) years, no Group Company has received any written notice, order, inquiry, investigation, complaint or other communication alleging non-compliance with any Privacy Laws or Company Privacy Commitments.

(j)              To the knowledge of the Company, there has been no material loss, theft, misuse of, or unauthorized access to, use, modification or disclosure of Personal Information Processed by or on behalf of any Group Company.

Section 4.14         Labor Matters.

(a)             Section 4.14(a) of the Company Disclosure Schedules contains a true and complete list of each employee of each Group Company as of the date of this Agreement, setting forth for each employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis; (iv) the employee’s actual annual base salary (if paid on a salary basis), hourly rate (if paid on an hourly basis), or commission rate (if paid on a commission-only basis), as applicable; (v) the employee’s short-term incentive opportunity for the remainder of fiscal year 2022; (vi) date of hire; (vii) work location; (viii) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); and (ix) the entity that employs the individual.

(b)             Section 4.14(b) of the Company Disclosure Schedules contains a true and complete list of all Contingent Workers of each Group Company as of the date of this Agreement, setting forth for each such individual: (i) a description of his, her, or its services rendered and (ii) the primary location (e.g., U.S. state) from which services are performed.

(c)             Each Group Company currently classifies and has classified for the last three (3) years each of its employees as exempt or non-exempt in material compliance with the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), and is and has been otherwise in material compliance with such Laws. To the extent that any Contingent Workers are or were engaged by any Group Company, such Group Company currently classifies and treats them, and has properly classified and treated them for the last three (3) years, as Contingent Workers (as distinguished from employees) in material compliance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

(d)             Each Group Company is, and for the past three (3) years has been, in material compliance with all applicable Laws and regulations respecting labor and employment matters, including but not limited to fair employment practices, pay equity, the classification of independent contractors, the classification of employees and Contingent Workers, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. No Group Company is delinquent in any payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(e)             No Group Company (A) has or has had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has or has had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of any Group Company (other than routine payments to be made in the normal course of business and consistent with past practice); and each Group Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or Contingent Workers of each Group Company, except as has not and would not reasonably be expected to result in, individually or in the aggregate, material Liability to the Group Companies.

(f)             In the last three (3) years, no Group Company has experienced a “mass layoff” or “plant closing” as defined by WARN, and no Group Company has incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(g)           No Group Company is a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of any Group Company to bargain with any Union. In the last three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting any Group Company. To the Company’s knowledge, in the last three (3) years, there have been no labor organizing activities with respect to any employees of any Group Company nor has the Company engaged in any unfair labor practice.

(h)           No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Group Companies has occurred within the past six (6) months or is currently contemplated, planned or announced, including as a result of COVID-19 or any applicable employment-related Pandemic Measure. Each Group Company has materially complied with (i) all applicable employment-related Pandemic Measures including, without limitation, all applicable COVID-19 related Laws, regulations, orders and guidance of any Governmental Entity; and (ii) the Families First Coronavirus Response Act (including with respect to eligibility for tax credits under such Act) and any other applicable COVID-19 related leave Law.

(i)              Except as set forth on Section 4.14(i) of the Company Disclosure Schedules, in the past twelve (12) months (i) no director, officer, or key employee’s employment with any Group Company has been terminated or furloughed for any reason; and (ii) to the knowledge of the Company, no director, officer, or management level or key employee, or group of employees or Contingent Workers, has provided notice of any plans to terminate his, her or their employment or service arrangement with any Group Company.

(j)             In the three (3) years prior to the date of this Agreement, no Group Company has been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of any Group Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, the misclassification of employees or Contingent Workers, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and, to the knowledge of the Company, no such matters are pending or threatened against any Group Company or any employees or Contingent Workers of any Group Company (in their respective capacity as employees or Contingent Workers of any Group Company), as applicable.

(k)             Each employee of each Group Company is employed at-will and no employee is subject to any employment contract with any Group Company, whether oral or written, for a fixed term of employment with any Group Company.

(l)             In the last three (3) years, no allegations of sexual harassment or sexual misconduct have been made to any Group Company against any employee, officer, or director of any Group Company and no Group Company has otherwise become aware of any such allegations. To the knowledge of the Company, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment or misconduct, other unlawful harassment or unlawful discrimination or retaliation against or involving any Group Company or any employee, officer, or director of any Group Company. In the last three (3) years, there have not been any internal investigations by or on behalf of any Group Company with respect to any claims or allegations of sexual harassment, misconduct or abuse against or involving any employee, officer, or director of any Group Company, nor have there been any settlements or out-of-court or pre-charge or pre-litigation arrangements relating to such matters.

(m)           No Group Company (i) is subject to any affirmative action obligations under any Law, including, without limitation, Executive Order 11246, and/or (ii) is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including, without limitation, the Service Contracts Act or prevailing wage Laws.

(n)           There are no outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing pursuant to any workplace safety and insurance legislation and no Group Company has been reassessed in any material respect under such legislation during the past three (3) years and, to the knowledge of the Company, no audit of any Group Company is currently being performed pursuant to any applicable workplace safety and insurance legislation.

Section 4.15          Insurance. Section 4.15 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by any Group Company as of the date of this Agreement (the “Insurance Policies”). All Insurance Policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement and, to the extent applicable, the Company has not taken any action or failed to take any action that (including with respect to the transactions contemplated hereby), with or without notice, lapse of time or both, would constitute or result in a material breach or violation of, or default under, any of the Insurance Policies or would permit or cause the termination, non-renewal or modification thereof or acceleration or creation of any right or obligation thereunder, and true and complete copies of all such Insurance Policies have been made available to DHHC. No claim by any Group Company is pending under any such Insurance Policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Group Companies, taken as a whole. All Insurance Policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar risks, except for any such failures to maintain Insurance Policies that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.16         Tax Matters.

(a)           Each Group Company has prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and have been prepared in compliance in all material respects with all applicable Laws and Orders, and each Group Company has paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects.

(b)           Each Group Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c)           No Group Company is currently the subject of a Tax audit, examination or other proceeding with respect to material Taxes. No Group Company has been informed in writing of the commencement or anticipated commencement of any Tax audit, examination or other proceeding that has not been resolved or completed in each case with respect to material Taxes.

(d)           No Group Company has consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority.

(e)           No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to a Group Company which agreement or ruling would be effective after the Closing Date.

(f)             No Group Company is or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)           There are no Liens for material Taxes on any assets of the Group Companies other than Permitted Liens.

(h)           Since the day that precedes the date of this Agreement by two (2) years, no Group Company was a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 or Section 361 of the Code.

(i)             No Group Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was a Group Company or any of its current Affiliates) or (ii) has any material Liability for the Taxes of any Person (other than a Group Company or any of its current Affiliates) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract.

(j)             In the past five (5) years, no written claims have been received by any Group Company from any Tax Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(k)           No Group Company is a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements, and, except as set forth in Section 4.16(k) of the Company Disclosure Schedules, no Group Company is a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(l)             Each Group Company is a tax resident only in its jurisdiction of formation.

(m)       No Group Company has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside of the country of its organization.

(n)           Each Group Company has made available to DHHC correct and complete copies of all income and other material Tax Returns filed by such Group Company since 2019.

(o)           At no time during the past five (5) years has any Group Company been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(p)           No Group Company has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Document that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(q)           The Company is and has been a validly electing and qualifying S corporation within the meaning of Sections 1361 and 1362 of the Code for U.S. federal (and applicable state and local) income Tax purposes at all times since 2008 and shall maintain such status until the Closing Date. No Tax Authority has challenged the Company’s S corporation status, and no event has occurred or has existed that would preclude Company from qualifying as an S corporation or that would terminate Company’s S corporation status (other than the transactions contemplated by this Agreement). Any trusts that may be, or previously have been shareholders, do not violate the Company’s S corporation status. The Company has delivered, or caused to be delivered, to DHHC documentation from the U.S. Internal Revenue Service and any other Governmental Entity acknowledging receipt of the election by the Company to be treated as an S corporation as described in this Section 4.16(q).

(r)             The Company (i) is not liable for any Tax under Section 1374 of the Code (or any corresponding or similar provisions of state, local or foreign Law); and (ii) has not in the past ten (10) years, (A) acquired any assets from any corporation in a transaction in which the Tax basis was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the stock of any corporation that is not a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code.

Section 4.17         Brokers. Except for fees payable to Persons set forth on Section 4.17 of the Company Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which any of the Group Companies has any obligation. The Company has made available to DHHC true and complete copies of all Contracts pursuant to which it is required to make payments to Persons set forth on Section 4.17 of the Company Disclosure Schedules.

Section 4.18         Real and Personal Property.

(a)           Owned Real Property. Other than as set forth on Section 4.18(a) of the Company Disclosure Schedules and except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Group Company has good and marketable fee title to the real property owned by any such Group Company (the “Company Owned Real Property”), free and clear of all Liens other than Permitted Liens. The Company has delivered or made available to DHHC, prior to the date hereof, true, correct and complete copies of the most recent title insurance policies, title insurance commitments, title reports and surveys in the Company’s possession, if any, for the Company Owned Real Property. With regard to options or agreements to purchase real property described in Section 4.7(a)(x) of the Company Disclosure Schedules, except to the extent such options have been exercised or the real property that is the subject of such purchase agreements has been acquired, such options and purchase agreements all remain in effect and no other party to an option or purchase agreement has the right, because of anything any Group Company has done or failed to do, to terminate it or change the terms on which any Group Company has the right to purchase the real property to which it relates.

(b)           Leased Real Property. Section 4.18(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of each lease, sublease, and license, together with any amendments, renewals and guarantees thereof or thereto (each, a “Company Real Property Lease”), under which any Group Company uses or occupies or has the right to use or occupy any real property (the “Company Leased Real Property”; the Company Owned Real Property and the Company Leased Real Property being sometimes referred to herein as the “Company Property”). The Company has made available to DHHC a true, correct and complete copy of each Company Real Property Lease. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Real Property Lease is valid, binding and in full force and effect and is a valid, legal and binding obligation of the applicable Group Company party thereto, enforceable in accordance with its terms against such Group Company and, to the Company’s knowledge, each other party thereto (subject to the Bankruptcy and Equity Exception), (ii) there is no material breach or default by any Group Company or, to the Company’s knowledge, any third party under any Company Real Property Lease, and, to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party, and (iii) the Company, or the applicable Group Company, has a good and valid leasehold interest, subject to the terms of the Company Real Property Lease applicable thereto, in each parcel of Company Leased Real Property.

(c)           Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company, there are no material new (or increases in existing) development fees, impact fees or other fees that will be levied by any Governmental Entity in connection with the development of any Company Property. None of the Group Companies have received any notice of any material violation of any Law relating to any Company Property.

(d)           Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Group Companies has received any written notice of any condemnation, eminent domain, requisition or taking by any Governmental Entity with respect to any Company Property, or negotiations for the purchase of any Company Property in lieu of condemnation, and no condemnation, eminent domain, requisition or taking has been commenced or, to the knowledge of the Company, threatened in connection with any of the foregoing.

(e)           None of the Group Companies has any obligation to make any profit participation payments, or is subject to any repurchase obligation, with respect to any Company Owned Real Property or, upon the consummation of the acquisition thereof by any Group Company, any Contract Property. For purposes of this Agreement, “Contract Property” means any real property that any Group Company is obligated or has an option to purchase pursuant to a Contract.

(f)             The reserve for warranty claims set forth on the balance sheet included in the Year End Financial Statements reflects the Company’s reasonable estimate, as of the date hereof, of the total liability of the Group Companies for warranty claims arising from the sale of residential units.

(g)           Personal Property. Each Group Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material personal property of the Group Companies reflected in the Financial Statements or thereafter acquired by the Group Companies, except for assets disposed of in the ordinary course of business.

Section 4.19       Homeowners Associations. Other than as set forth in Section 4.19 of the Company Disclosure Schedules, except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, no Group Company has “declarant” rights or effective control with respect to any Company Owned Real Property. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, no Group Company has received written notice from any Homeowners Association in which any Group Company has “declarant” rights or effective control with respect to any Company Owned Real Property that it is in violation of any assessment obligations, bonds, restrictive covenants, Homeowners Association organizational documents and other documents adopted or entered into by any Group Company in connection with the creation or operation of any Homeowners Association or that any such agreements and documents are in violation in any material respects with applicable Laws. Except as would not be material to the Group Companies taken as a whole, each Homeowners Association as to which any Group Company has “declarant” rights or over which any Group Company has had effective control, when operated by the Company or another Group Company, has been operated in accordance with applicable Laws in all material respects.

Section 4.20         Construction Matters. Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the land, homes and other improvements sold by the Group Company have at all times during the period of time in which the Group Company has owned such land, homes and other improvements, complied with all applicable building codes, zoning, land use, Environmental Laws or similar Laws then in effect, (ii) there are no pending vendor recalls of which the Company has been notified or otherwise is aware of products incorporated in homes or other improvements built by any Group Company, and (iii) no Group Company is the subject of any recalls or recall notices from any product safety commissions regarding products incorporated in homes or other improvements built by any Group Company.

Section 4.21         Transactions with Affiliates. Section 4.21 of the Company Disclosure Schedules sets forth (a) all Contracts that are in effect as of the date of this Agreement between (i) any Group Company, on the one hand, and (ii) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of any Group Company (other than, for the avoidance of doubt, any other Group Company) or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (ii), a “Company Related Party”), other than (A) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) any of the Group Companies entered into in the ordinary course of business, (B) Contracts with respect to the grant of Company Options that contain terms and conditions that are substantially similar to those in the standard forms made available to DHHC, (C) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b) and (D) the Ancillary Documents and any other Contracts that the Group Companies are expressly required to enter into pursuant to this Agreement, and (b) all Contracts that, following the Closing, would be required to be disclosed in DHHC’s filings with the SEC as a “related party transaction” under the Federal Securities Laws. Other than as set forth on Section 4.21 of the Company Disclosure Schedules, no Company Related Party (A) owns any interest in any material asset used in any Group Company’s business, or (B) owes any material amount to, or is owed any material amount by, or has any claim or cause of action against, any Group Company (other than ordinary course accrued compensation, employee benefits, employee or director expense reimbursement or other transactions entered into after the date of this Agreement that are either permitted pursuant to Section 6.1(b) or entered into in accordance with Section 6.1(b)). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.21 are referred to herein as “Company Related Party Transactions”.

Section 4.22       Compliance with International Trade & Anti-Corruption Laws.

(a)             None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, 50% or more by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since the incorporation of the Company, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, Russia, Syria, Venezuela and the Crimea, Donetsk or Luhansk regions of Ukraine).

(b)             None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing, has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c)             None of the Group Companies, their directors and officers or, to the Company’s knowledge, any of their other Representatives or any other Persons acting for or on behalf of any of the foregoing has, directly or indirectly, violated any, or been subject to actual or, to the knowledge of the Company, pending or threatened Proceedings, demand letters, settlements or enforcement actions relating to any Anti-Corruption Law.

(d)             During the last five (5) years, the Company has complied with all applicable Anti-Corruption Laws.

Section 4.23       Information Supplied. None of the information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing DHHC Holders or at the time of the DHHC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that, notwithstanding the foregoing provisions of this Section 4.23, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement / Proxy Statement that were not specifically supplied by or on behalf of the Company for use therein.

Section 4.24       Investigation.        The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the DHHC Parties and (b) it has been furnished with or given access to such documents and information about the DHHC Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Section 4.25       Servicing Matters.

(a)             The Mortgage JV is, and has been since its inception, in compliance in all material respects with all Applicable Requirements applicable to it, its assets and its conduct of its business. The Mortgage JV has timely filed, or will have timely filed by the Closing Date, all material reports that any Mortgage Insurer, Agency or Governmental Entity that it files with respect to the its business.

(b)             No Agency or Mortgage Insurer has (i) claimed in writing that the Mortgage JV has violated or has not complied in any material respect with the representations and warranties applicable with respect to any Loan originated by the Mortgage JV and subsequently sold or (ii) imposed material restrictions on the activities of the Mortgage JV. No Agency and, to the Knowledge of the Company, no Mortgage Insurer has indicated to the Mortgage JV in writing that it has terminated, or intends to terminate, its relationship with the Mortgage JV for performance, loan quality or concern with respect to the Mortgage JV’s compliance with applicable Laws or Applicable Requirements or that the Mortgage JV is in material default with respect to any applicable Laws or Applicable Requirements.

Section 4.26          EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY DHHC PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 4 OR THE ANCILLARY DOCUMENTS, NONE OF The Company, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, and the company EXPRESSLY DISCLAIMS, AND THE DHHC PARTIES HEREBY AGREE THAT THEY ARE NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY DHHC PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY DHHC PARTY OR ANY DHHC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. Except for the representations and warranties expressly set forth in Article 4 OR the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANy, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY DHHC PARTY OR ANY DHHC NON-PARTY AFFILIATE IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Article 5
REPRESENTATIONS AND WARRANTIES RELATING TO THE DHHC PARTIES

(a) Subject to Section 9.8, except as set forth on the DHHC Disclosure Schedules, or (b) except as set forth in any DHHC SEC Reports (excluding any disclosures in any “risk factors” section, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature), each DHHC Party hereby represents and warrants to the Company as of the date of this Agreement (or in the case of representations and warranties that speak of a specified date, as of such specified date) as follows:

Section 5.1             Organization and Qualification. Each DHHC Party is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 5.2            Authority. Each DHHC Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Documents to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the DHHC Stockholder Approval and the approvals and consents to be obtained by Merger Sub pursuant to Section 6.8, the execution and delivery of this Agreement, the Ancillary Documents to which a DHHC Party is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Ancillary Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such DHHC Party. This Agreement has been and each Ancillary Document to which a DHHC Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such DHHC Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such DHHC Party (assuming this Agreement has been and the Ancillary Documents to which such DHHC Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such DHHC Party in accordance with their terms (subject to the Bankruptcy and Equity Exception).

Section 5.3             Consents and Requisite Governmental Approvals; No Violations.

(a)             No Consent of, with or to be made to any Governmental Entity is required on the part of a DHHC Party with respect to such DHHC Party’s execution, delivery or performance of its obligations under this Agreement or the Ancillary Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Ancillary Documents, except for (i) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby, (ii) such filings with and approvals of Nasdaq to permit the DHHC Class A Shares to be issued in connection with the transactions contemplated by this Agreement and the other Ancillary Documents to be listed on Nasdaq, (iii) filing of the Certificate of Merger, (iv) the filing of the DHHC A&R Certificate of Incorporation with and acceptance thereof by the Delaware Secretary of State, (v) the approvals and consents to be obtained by Merger Sub pursuant to Section 6.8, (vi) the DHHC Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a DHHC Material Adverse Effect.

(b)             Neither the execution, delivery or performance by a DHHC Party of this Agreement nor the Ancillary Documents to which a DHHC Party is or will be a party nor the consummation by a DHHC Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a DHHC Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a DHHC Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such DHHC Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a DHHC Party, except in the case of clauses (ii) through (iv) above, as would not have a DHHC Material Adverse Effect. The performance by DHHC of its obligations under Section 6.6 will not, directly or indirectly, result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any other Contract to which a DHHC Party is a party.

Section 5.4             Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) payable to Persons set forth on Section 5.4 of the DHHC Disclosure Schedules, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DHHC for which DHHC has any obligation. DHHC has made available to the Company true and complete copies of all Contracts pursuant to which it is required to make payments to Persons set forth on Section 5.4 of the DHHC Disclosure Schedules.

Section 5.5            Information Supplied/Registration Statement.

(a)           None of the information supplied or to be supplied by or on behalf of either DHHC Party expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing DHHC Holders or at the time of the DHHC Stockholders Meeting, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b)           When the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing DHHC Holders or at the time of the DHHC Stockholders Meeting, the Registration Statement / Proxy Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.6             Capitalization of the DHHC Parties.

(a)           Without taking into effect the Private Placement Warrants, as of the date of this Agreement, the authorized capital stock of DHHC consists of 300,000,000 DHHC Class A Shares, of which 34,500,000 were issued and outstanding as of the close of business on the last trading day prior to the date of this Agreement, 10,000,000 DHHC Class B Shares, of which 8,625,000 shares were outstanding as of the close of business on the last trading day prior to the date of this Agreement, and 10,000,000 shares of preferred stock, par value $0.0001, of which no shares were outstanding as of the date of this Agreement. All outstanding Equity Securities of DHHC (except to the extent such concepts are not applicable under the applicable Law of DHHC’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of DHHC and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of DHHC) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person.

(b)           Except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and DHHC, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that would require DHHC, and, except as expressly contemplated by this Agreement, the Ancillary Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and DHHC, there is no obligation of DHHC, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of DHHC.

(c)             The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, and as of the date hereof, 1,000 such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by DHHC free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, DHHC has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

Section 5.7             SEC Filings.

(a)             DHHC has filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its incorporation (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “DHHC SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional DHHC SEC Reports”). Except as in connection with the SEC SPAC Accounting Changes, each of the DHHC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional DHHC SEC Reports, as of their respective dates of filing, and as of the date of any amendment or filing that superseded the initial filing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the DHHC SEC Reports or the Additional DHHC SEC Reports (for purposes of the Additional DHHC SEC Reports, assuming that the representation and warranty set forth in Section 4.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference therein). Except as in connection with the SEC SPAC Accounting Changes, as of their respective dates of filing, the DHHC SEC Reports did not, and the Additional DHHC SEC Reports will not, as of their respective dates of filing with the SEC (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional DHHC SEC Reports, assuming the accuracy of any information supplied or to be supplied by or on behalf of the Group Companies expressly for inclusion or incorporation by reference therein).

(b)             As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the DHHC SEC Reports.

(c)             As of the date of this Agreement, to the knowledge of DHHC, each director and executive officer of DHHC has filed with the SEC on a timely basis all statements required with respect to DHHC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

Section 5.8             Trust Account. As of the date of this Agreement, DHHC has an amount in cash in the Trust Account equal to at least $345,000,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Agreement, dated as of January 25, 2021 (the “Trust Agreement”), between DHHC and American Stock Transfer & Trust Company, as trustee (the “Trustee”). There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the DHHC SEC Reports to be inaccurate in any material respect or, to DHHC’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions or Taxes, (ii) the Pre-Closing DHHC Holders who shall have elected to redeem their DHHC Class A Shares pursuant to the Governing Documents of DHHC or (iii) if DHHC fails to complete a business combination within the allotted time period set forth in the Governing Documents of DHHC and liquidates the Trust Account, subject to the terms of the Trust Agreement, DHHC (in limited amounts to permit DHHC to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of DHHC) and then the Pre-Closing DHHC Holders). Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of DHHC and the Trust Agreement. DHHC has performed all material obligations required to be performed by it to date under, and is not in default or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of DHHC, no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. As of the date of this Agreement, there are no claims or proceedings pending with respect to the Trust Account. DHHC has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement). Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing DHHC Holders who have elected to redeem their DHHC Class A Shares pursuant to the DHHC Stockholder Redemption, each in accordance with the terms of and as set forth in the Trust Agreement, DHHC shall have no further obligation under either the Trust Agreement or the Governing Documents of DHHC to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms.

Section 5.9             Transactions with Affiliates. Section 5.9 of the DHHC Disclosure Schedules sets forth all Contracts between (a) DHHC, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either DHHC or the Sponsor, on the other hand (each Person identified in this clause (b), a “DHHC Related Party”), other than (i) Contracts with respect to a DHHC Related Party’s employment with, or the provision of services to, DHHC entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 6.9 or entered into in accordance with Section 6.9 and (iii) the Ancillary Documents and any other Contracts that DHHC is expressly required to enter into pursuant to this Agreement. No DHHC Related Party (A) owns any interest in any material asset used in the business of DHHC, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of DHHC or (C) owes any material amount to, or is owed any material amount by, DHHC. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 5.9 are referred to herein as “DHHC Related Party Transactions”.

Section 5.10       Litigation. As of the date of this Agreement (a) there is no Proceeding pending or, to DHHC’s knowledge, threatened in writing, against or involving any DHHC Party, (b) none of the DHHC Parties nor any of their respective properties or assets is subject to any Order and (c) there is no Proceeding by any DHHC Party pending against any other Person, in each case, that would reasonably be expected to prevent, materially delay or materially impair the ability of DHHC to consummate the transactions contemplated hereby.

Section 5.11       Compliance with Applicable Law. Each DHHC Party is (and since its incorporation has been) in compliance with all applicable Laws, except as would not have a DHHC Material Adverse Effect. Except as would not be material to DHHC, without limiting the foregoing, none of the DHHC Parties have violated or, to DHHC’s knowledge, are under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “DHHC Parties” for “Group Companies” in the definition thereof) and Laws applicable to lending activities; (b) the U.S. Foreign Corrupt Practices Act (FCPA) of 1977; or (c) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 5.12         Business Activities.

(a)             Since its incorporation, DHHC has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in DHHC’s Governing Documents, there is no Contract binding upon any DHHC Party or to which any DHHC Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b)           Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Ancillary Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby.

Section 5.13          Internal Controls; Listing; Financial Statements.

(a)             Except as is not required in reliance on exemptions from various reporting requirements by virtue of DHHC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, (i) DHHC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of DHHC’s financial reporting and the preparation of DHHC’s Financial Statements for external purposes in accordance with GAAP and (ii) DHHC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to DHHC is made known to DHHC’s principal executive officer and principal financial officer by others within DHHC. To the knowledge of DHHC, such disclosure controls and procedures are effective in timely alerting DHHC’s principal executive officer and principal financial officer to material information required to be included in DHHC’s periodic reports required under the Exchange Act.

(b)           There are no outstanding loans or other extensions of credit made by DHHC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of DHHC. DHHC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)             DHHC has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq and is a member in good standing with Nasdaq. The classes of securities representing issued and outstanding DHHC Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of DHHC, threatened against DHHC by Nasdaq or the SEC with respect to any intention by such entity to deregister DHHC Class A Shares or prohibit or terminate the listing of DHHC Class A Shares on Nasdaq. DHHC has not taken any action that is designed to terminate the registration of DHHC Class A Shares under the Exchange Act.

(d)           Except for any changes (including any required revisions to or restatements of the DHHC Financial Statements or the DHHC SEC Reports) to (i) the DHHC’s historical accounting of its warrants as equity rather than as liabilities that may be required as a result of the Warrant Pronouncement, (ii) the DHHC’s accounting or classification of the DHHC’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of the DHHC’s auditors, or (iii) the DHHC’s historical or future accounting relating to any other guidance from the SEC staff after the date hereof relating to non-cash accounting matters (clauses (i) through (iii), collectively, the “SEC SPAC Accounting Changes”), the DHHC Financial Statements (A) fairly present in all material respects the financial position of DHHC as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of the audited DHHC Financial Statements, were audited in accordance with the standards of the PCAOB and (D) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(e)           Except as in connection with the SEC SPAC Accounting Changes, DHHC has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for DHHC’s and its Subsidiaries’ assets. DHHC maintains and, for all periods covered by the DHHC Financial Statements, has maintained books and records of DHHC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of DHHC in all material respects.

(f)             Except as in connection with the SEC SPAC Accounting Changes, since its incorporation, neither DHHC nor its independent auditors has received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of DHHC to DHHC’s knowledge, (ii) a “material weakness” in the internal controls over financial reporting of DHHC to DHHC’s knowledge or (iii) fraud, whether or not material, that involves management or other employees of DHHC who have a significant role in the internal controls over financial reporting of DHHC.

Section 5.14       No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 5.14 of the DHHC Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, (c) that are incurred in connection with or incident or related to a DHHC Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are either permitted pursuant to Section 6.9(c) or incurred in accordance with Section 6.9(c) (for the avoidance of doubt, in each case, with the written consent of the Company) or (f) set forth or disclosed in the DHHC Financial Statements included in the DHHC SEC Reports, none of the DHHC Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP consistently applied and in accordance with past practice.

Section 5.15         Tax Matters.

(a)           DHHC has prepared and filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws and Orders, and DHHC has paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return, and has paid all assessments and reassessments in respect of Taxes in all material respects.

(b)           DHHC has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third party.

(c)           DHHC is not currently the subject of a Tax audit or examination with respect to material taxes. DHHC has not been informed in writing of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed, in each case with respect to material Taxes.

(d)           DHHC has not consented to extend or waive the time in which any material Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business, in each case with respect to material Taxes.

(e)           No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any DHHC Party which agreement or ruling would be effective after the Closing Date.

(f)             None of the DHHC Parties is and none of the DHHC Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g)           There are no Liens for Taxes on any assets of the DHHC Parties other than Permitted Liens.

(h)           Each DHHC Party is a tax resident only in its jurisdiction of formation.

(i)             None of the DHHC Parties has taken or agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the knowledge of DHHC, no facts or circumstances exist, other than any facts or circumstances to the extent that such facts or circumstances exist or arise as a result of or related to any act or omission occurring after the signing date by a Group Company or a Company Stockholder or any of their respective Affiliates in each case not contemplated by this Agreement and/or any of the Ancillary Documents, that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.16          Investigation. Each DHHC Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (a) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Group Companies and (b) it has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby.

Section 5.17       Employees and Employee Benefit Plans. None of the DHHC Parties (a) have any paid employees or Contingent Workers or (b) maintain, sponsor, contribute to or otherwise have any material liability under any Employee Benefit Plans (substituting “DHHC Party” for “Group Company” in the definition thereof). Neither the execution and delivery of this Agreement or the Ancillary Documents to which it is or will be a party nor the consummation of the transactions contemplated hereby and thereby will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or Contingent Worker of DHHC; or (ii) result in the acceleration of the time of payment or vesting of any such benefits. Other than reimbursement of any out-of-pocket expenses incurred by DHHC’s officers and directors in connection with activities on DHHC’s behalf in an aggregate amount not in excess of the amount of cash held by DHHC outside of the Trust Account, DHHC has no unsatisfied material liability with respect to any officer or director.

Section 5.18       Properties. DHHC does not own, or otherwise have an interest in, any real property, including under any real property lease, sublease, space sharing, license or other occupancy agreement.

Section 5.19         Compliance with International Trade & Anti-Corruption Laws.

(a)             Since DHHC’s incorporation, neither DHHC nor, to DHHC’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a country or territory which is itself the subject of or target of any Sanctions and Export Control Laws; (iii) an entity owned, directly or indirectly, 50% or more by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) through (iii) or any country or territory which is or has, since DHHC’s incorporation, been the subject of or target of any Sanctions and Export Control Laws (at the time of this Agreement, Cuba, Iran, North Korea, Russia, Syria, Venezuela and the Crimea, Dontesk or Luhansk regions of Ukraine).

(b)             Since DHHC’s incorporation, neither DHHC nor, to DHHC’s knowledge, any of their Representatives, or any other Persons acting for or on behalf of any of the foregoing has (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

(c)             To the knowledge of DHHC, no holder of the capital stock of DHHC is a foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) and who will acquire a substantial interest in the Company as a result of the transactions contemplated by this Agreement such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no such foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company after Closing.

Section 5.20       Company Status. DHHC constitutes (a) an “emerging growth company” within the meaning of the JOBS Act and (b) a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K.

Section 5.21       EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO the COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 5 AND THE ANCILLARY DOCUMENTS, NONE OF THE DHHC PARTIES, ANY DHHC NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, and EACH DHHC PARTY EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY DHHC PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY DHHC PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH DHHC PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE ANCILLARY DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY or THEREBY. Except for the representations and warranties expressly set forth in THIS Article 5 or the ancillary DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY DHHC party ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY DHHC PARTY, ANY DHHC NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING or PERFORMING THIS AGREEMENT, THE ANCILLARY DOCUMENTS or THE TRANSACTIONS CONTEMPLATED Hereby or thereby.

Article 6
COVENANTS

Section 6.1            Conduct of Business of the Company.

(a)            From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law or Pandemic Measures, or as consented to in writing by DHHC (it being agreed that any request for consent shall not be unreasonably withheld, conditioned or delayed), (i) operate the business of the Group Companies in the ordinary course consistent with past practice and (ii) use commercially reasonable efforts to maintain and preserve substantially intact the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, and maintain existing relations and goodwill with Governmental Entities and material customers, suppliers, licensors, licensees, distributors, creditors, lessors, and business associates and keep available the services of the Group Companies’ present officers or any replacement of such officer.

(b)            Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and the Company shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.1(b) of the Company Disclosure Schedules or as consented to in writing by DHHC (such consent, other than in the case of Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii)(A), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(xv), Section 6.1(b)(xvii) and Section 6.1(b)(xxiv) (to the extent related to any of the foregoing), not to be unreasonably withheld, conditioned or delayed; and, with respect to the entry into any Contract described in Section 4.7(a)(x), the Company shall keep DHHC reasonably informed as to discussions and negotiations with each counterparty and provide drafts of all related documentation to DHHC and its counsel for review, and to the extent the entry into any such Contract is required to be consented to by DHHC, DHHC shall respond within forty-eight (48) hours of notification that such consent is needed; provided, however, that if the Company has not complied with its obligations to keep DHHC reasonably informed and provided drafts of all relevant documentation to DHHC and its counsel for review, DHHC shall have a reasonable time to consent to the entry into such Contract, and if no response is received in such period, DHHC shall be deemed to have consented), not do any of the following:

(i)            declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of any Group Company or repurchase any outstanding Equity Securities of any Group Company, other than (i) Permitted Distributions or (ii) dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company, or enter into any agreement with respect to the voting rights of its capital stock;

(ii)           reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock, except pursuant to the Pre-Closing Recapitalization in accordance with Section 2.1;

(iii)          (A) merge, consolidate, combine or amalgamate any Group Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iv)          adopt any amendments, supplements, restatements or modifications to any Group Company’s Governing Documents, except pursuant to the Pre-Closing Recapitalization in accordance with Section 2.1;

(v)           transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement as in effect on the date of this Agreement;

(vi)          other than pursuant to Contracts to which the Company is a party that are in effect as of the date of this Agreement, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material assets, properties, licenses, operations, rights, product lines, businesses or interests therein, except for (A) sales, mortgages, or other dispositions in the ordinary course of business consistent with past practice and (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $200,000 in the aggregate;

(vii)         transfer, sell, license or grant any other right under, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any of its material Intellectual Property Rights, except for non-exclusive licenses granted to customers or third-party service providers in the ordinary course of business;

(viii)        incur, create or assume any Indebtedness other than ordinary course trade payables;

(ix)           other than in the ordinary course of business consistent with past practice, amend, modify, cancel, or waive any debts or claims held by it;

(x)            (A) fail to make or authorize any budgeted capital expenditures or (B) make or authorize any unbudgeted capital expenditures, in each case in excess of $1,000,000 in the aggregate;

(xi)           make (A) any loans, advances or capital contributions to, or guarantees for the benefit of, any Person or (B) any investments in any Person in excess of $1,000,000, individually or in the aggregate, in each case other than (x) intercompany loans or capital contributions between the Company and any of its wholly-owned Subsidiaries and (y) the reimbursement of expenses of employees in the ordinary course of business;

(xii)          except (x) as required under the terms of any Employee Benefit Plan of any Group Company as in effect on the date of this Agreement that is set forth on Section 4.11(a) of the Company Disclosure Schedules, or (y) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any Employee Benefit Plan or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) increase the compensation or benefits payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company earning annual cash compensation in excess of $150,000, or increase the aggregate annual cash compensation or benefits payable to any other current or former director, manager, officer, employee, or Contingent Worker of any Group Company to be greater than $150,000, other than (1) the payment of annual bonuses for completed periods based on actual performance in the ordinary course of business consistent with past practice, and (2) for employees who are not officers, annual, year-end increases in annual salary or wage rate in the ordinary course of business consistent with past practice that do not exceed 7.5% individually or in the aggregate, (C) accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of any Group Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager or officer of any Group Company, (E) grant any new awards under any Employee Benefit Plan, or pay any special bonus or special remuneration to any director, manager, officer, employee or Contingent Worker of any Group Company, (F) hire or terminate or furlough the employment of any director, officer or management level or key employee of any Group Company, (G) enter into a settlement agreement with any current or former director, manager or officer of any Group Company or (H) become a party to, establish, adopt or commence participation in any collective bargaining agreement or any other agreement with a union or similar organization;

(xiii)         make, change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, file any amended material Tax Returns or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment;

(xiv)        enter into any settlement, conciliation or similar Contract the performance of which would involve any payment by the Group Companies or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on any Group Company (or DHHC or any of its Affiliates after the Closing);

(xv)          authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving any Group Company or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(xvi)         change any Group Company’s methods of accounting, other than changes that are made in accordance with PCAOB standards or required by changes in applicable Law or GAAP;

(xvii)        enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xviii)       make any Change of Control Payment;

(xix)         (A) amend, modify or terminate any Material Contract (excluding, for the avoidance of doubt, any expiration or automatic extension or renewal of any such Material Contract pursuant to its terms); (B) waive any material benefit or right under any Material Contract or (C) enter into any Contract that would constitute a Material Contract as defined in clauses (i), (ii), (v), (viii), (ix), (xv), (xvi), (xix), (xxi), (xxiv), (xxv) or (xxvi) of Section 4.7(a) or that would have to be disclosed on Schedule 4.21 of the Company Disclosure Schedules;

(xx)          fail to pay or satisfy when due any material account payable or other material Liability, other than in the ordinary course of business consistent with past practice or any such Liability that is being contested in good faith by the Company;

(xxi)         fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Material Permit;

(xxii)        create or incur any Lien (other than Permitted Liens) that is not incurred in the ordinary course of business consistent with past practice on any of its assets;

(xxiii)       enter into any new material line of business or operations, or discontinue any material line of business or any material business operations;

(xxiv)       enter into any Contract or any other binding commitment to take, or cause to be taken, any of the actions set forth in this Section 6.1; or

(xxv)        agree, authorize or commit to do any of the foregoing.

Notwithstanding anything in this Section 6.1 or this Agreement to the contrary, (a) nothing set forth in this Agreement shall give DHHC, directly or indirectly, the right to control or direct the operations of the Group Companies prior to the Closing, (b) any action taken, or omitted to be taken, by any Group Company to the extent such act or omission is reasonably determined by the Company, based on the advice of outside legal counsel, to be necessary to comply with applicable Law or Pandemic Measures (which shall in no event be deemed to constitute a breach of this Section 6.1) and (c) any action taken, or omitted to be taken, by any Group Company to the extent that the Company Board reasonably determines that such act or omission is necessary in response to COVID-19 to maintain and preserve in all material respects the business organization, assets, properties and material business relations of the Group Companies, taken as a whole, shall not be deemed to constitute a breach of Section 6.1; provided, however, (i) in the case of each of clause (b) and (c), the Company shall give DHHC prior written notice of any such act or omission to the extent reasonably practicable, which notice shall describe in reasonable detail the act or omission and the reason(s) that such act or omission is being taken, or omitted to be taken, pursuant to clause (b) or (c) and, in the event that it is not reasonably practicable for the Company to give the prior written notice described in this clause (i), the Company shall instead give such written notice to DHHC promptly after such act or omission and (ii) in no event shall clause (b) or (c) be applicable to any act or omission of the type described in Section 6.1(b)(i), Section 6.1(b)(ii), Section 6.1(b)(iii), Section 6.1(b)(iv), Section 6.1(b)(v), Section 6.1(b)(ix), Section 6.1(b)(xiii), Section 6.1(b)(xviii) or Section 6.1(b)(xxiv) (to the extent related to any of the foregoing).

Section 6.2           Efforts to Consummate; Litigation.

(a)            Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including (i) the satisfaction, but not waiver, of the closing conditions set forth in Article 7 and, in the case of any Ancillary Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Ancillary Document when required pursuant to this Agreement and (ii) the Company taking all actions necessary or advisable to cause the agreements set forth on Section 6.2(a) of the Company Disclosure Schedule to be terminated effective as of the Closing without any further obligations or liabilities to the Company or any of its Affiliates (including the other Group Companies and, from and after the Effective Time, DHHC)) and not to take any action after the date of this Agreement that would reasonably be expected to prevent, materially delay, or materially impair the consummation of the transactions contemplated by this Agreement; provided that nothing in this Agreement shall be construed to require the DHHC Parties or any of their Representatives to amend any of their organizational documents, or seek the approval of any such amendment, including with respect to the date on which DHHC must offer to redeem all of the common stock of DHHC issued in connection with DHHC’s initial public offering if it is unable to complete its initial business combination by January 28, 2023.

(b)            Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Ancillary Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. DHHC shall promptly inform the Company of any communication between any DHHC Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform DHHC of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Ancillary Document. Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement and the transactions contemplated hereby. No Party shall agree to any of the foregoing measures with respect to any other Party or any of its Affiliates, except with DHHC’s and the Company’s prior written consent.

(c)            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the DHHC Parties, on the one hand, and the Company, on the other hand, shall give the Company (in the case of any DHHC Party) or DHHC (in the case of the Company), and their respective counsels, a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Ancillary Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any DHHC Party, the Company, or, in the case of the Company, DHHC in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any DHHC Party, the Company, or, in the case of the Company, DHHC, the opportunity to attend and participate in such meeting or discussion.

(d)            Notwithstanding anything to the contrary in the Agreement, in the event that this Section 6.2 conflicts with any other covenant or agreement in this Article 6 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e)            From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, DHHC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Ancillary Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of DHHC, any of the DHHC Parties or any of their respective Representatives (in their capacity as a representative of a DHHC Party) or, in the case of the Company, any Group Company or any of their respective Representatives (in their capacity as a representative of a Group Company). DHHC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation; it being understood that DHHC shall in any event control the defense and settlement of any Transaction Litigation related to the DHHC Parties.

Section 6.3           Confidentiality and Access to Information.

(a)            The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 6.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Ancillary Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict.

(b)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to DHHC and its Representatives during normal business hours reasonable access to the directors, officers, employees, agents, contracts, books and records of the Group Companies (including, to the extent necessary, the work papers of the Company’s independent accountants upon receipt of any required consents from such accountants) as well as the Group Companies’ properties, offices and other facilities (in a manner so as to not interfere with the normal business operations of the Group Companies); provided, that no investigation pursuant to this Section 6.3(b) shall affect or be deemed to modify any representation made by the Company in Article 4. Notwithstanding the foregoing, none of the Group Companies shall be required to provide to DHHC or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Group Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Group Company with respect to confidentiality, non-disclosure or privacy, if such Group Company shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (D) jeopardize protections afforded to any Group Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall, and shall cause the other Group Companies to, use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if any Group Company, on the one hand, and any DHHC Party, any DHHC Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided, that, the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

(c)            From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, DHHC shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, employees, agents, contracts, books and records of the DHHC Parties (including, to the extent necessary, the work papers of DHHC’s independent accountants upon receipt of any required consents from such accountants) as well as the DHHC Parties’ properties, offices and other facilities (in a manner so as to not interfere with the normal business operations of the DHHC Parties); provided, that no investigation pursuant to this Section 6.3(c) shall affect or be deemed to modify any representation made by the DHHC Parties in Article 5. Notwithstanding the foregoing, DHHC shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any DHHC Party is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any DHHC Party with respect to confidentiality, non-disclosure or privacy if such DHHC Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure or (D) jeopardize protections afforded to any DHHC Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), DHHC shall use, and shall cause the other DHHC Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a DHHC Party, on the one hand, and any Group Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that DHHC shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 6.4            Public Announcements.

(a)            Subject to Section 6.4(b), Section 6.6(b) and Section 6.7, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and DHHC or, after the Closing, DHHC; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case, to the extent required under applicable Law, (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any DHHC Party, or DHHC, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with DHHC and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 6.4 and (iii) to Governmental Entities in connection with any Consents required to be obtained pursuant to Section 6.4(b).

(b)            The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and DHHC prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement (but in any event within four (4) Business Days after such execution), DHHC shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and DHHC shall consider such comments in good faith. The Company, on the one hand, and DHHC, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or DHHC, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), DHHC shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 6.5            Tax Matters.

(a)            Tax Treatment.

(i)            The Parties intend that, for United States federal income tax purposes, the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code, and each Party shall, and shall cause its respective Affiliates to, use reasonable best efforts to so qualify. The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 6.5(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii)           DHHC and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act prevents or impedes, or would reasonably be expected to prevent or impede the Merger qualifying for the Intended Tax Treatment.

(b)            Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.6            Exclusive Dealing.

(a)            From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause the other Group Companies and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) other than in connection with the transactions contemplated pursuant to this Agreement, prepare or take any steps in connection with a public offering of any Equity Securities of any Group Company (or any Affiliate or successor of any Group Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify DHHC promptly upon receipt of any Company Acquisition Proposal by any Group Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep DHHC reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than DHHC) conducted prior to or as of the date hereof by the Company or any of its Subsidiaries, and will cause the other Group Companies and its and their respective Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal or the matters described in clause (iv) hereof, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Group Companies that are inconsistent with this Section 6.6(a) will be deemed to be a breach of this Section 6.6(a) by the Group Companies.

(b)            From the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the DHHC Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a DHHC Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that would reasonably be expected to lead to, a DHHC Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a DHHC Acquisition Proposal; (iv) other than in connection with the transactions contemplated pursuant to this Agreement, prepare or take any steps in connection with an offering of any securities of any DHHC Party (or any Affiliate or successor of any DHHC Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. DHHC agrees to (A) notify the Company promptly upon receipt of any DHHC Acquisition Proposal by any DHHC Party, and to describe the material terms and conditions of any such DHHC Acquisition Proposal in reasonable detail (including the identity of any person or entity making such DHHC Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. For clarity, any actions taken by any of the Representatives of DHHC that are inconsistent with this Section 6.6(b) will be deemed to be a breach of this Section 6.6(b) by DHHC. DHHC shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Group Companies) conducted prior to or as of the date hereof by any of the DHHC Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a DHHC Acquisition Proposal or the matters described in clause (iv) hereof, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of DHHC or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential DHHC Acquisition Proposal. For the avoidance of doubt, nothing in this Agreement shall restrict any of the Representatives of the DHHC Parties in any way with respect to the pursuit of any business combination, merger, acquisition, investment or similar transaction that would not constitute a DHHC Acquisition Proposal.

(c)            Preparation of Registration Statement / Proxy Statement. As promptly as reasonably practicable following the date of this Agreement, DHHC and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either DHHC or the Company, as applicable), and DHHC shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of DHHC which will be included therein as a prospectus, in connection with the registration under the Securities Act of the DHHC Class A Shares to be issued in the Merger and which will be used as a proxy statement for the DHHC Stockholders Meeting to be held to consider the adoption and approval of the Transaction Proposals in accordance with DHHC’s Governing Documents and applicable Law, including any applicable rules and regulations of the SEC and Nasdaq). Each of DHHC and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the Federal Securities Laws applicable thereto (including, with respect to the Group Companies, the provision of financial statements of, and any other information with respect to, the Group Companies for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as reasonably practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the transactions contemplated by this Agreement. DHHC, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 6.6(c) or for inclusion in any other statement, filing, notice or application made by or on behalf of DHHC to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Ancillary Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any DHHC Party, the Company, or, in the case of the Company, DHHC, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of DHHC, the Company, or, in the case of the Company, DHHC (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) DHHC shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing DHHC Holders. DHHC shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of DHHC Class A Shares for offering or sale in any jurisdiction, and DHHC and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to it or any of its Non-Party Affiliates or its or their respective Representatives, supplied by or on its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, at the time it becomes effective under the Securities Act, at the time of the DHHC Stockholders Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 6.7            DHHC Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, DHHC shall (a) establish the record date for, duly call, give notice of and (b) use reasonable best efforts to duly convene and hold, a meeting of its stockholders (the “DHHC Stockholders Meeting”) in accordance with the Governing Documents of DHHC, for the purposes of obtaining the DHHC Stockholder Approval and providing holders of DHHC Class A Shares with the opportunity to elect to effect a DHHC Stockholder Redemption. DHHC shall, through the unanimous approval of its board of directors, subject to the last sentence of this Section 6.7, recommend to its stockholders (the “DHHC Board Recommendation”): (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger); (ii) the approval of the issuance of DHHC Class A Shares and New DHHC Class B Shares in connection with the transactions contemplated by this Agreement (including the Per Share Upfront Consideration pursuant to Section 2.2(f) and the Earn Out Shares pursuant to Section 3.1) as required by Nasdaq listing requirements; (iii) the approval of the DHHC A&R Certificate of Incorporation; (iv) the approval of the DHHC Incentive Equity Plan; (v) the election of directors effective as of the Closing as contemplated by Section 6.15(a) and Section 6.15(b); (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto (such proposals in (i) through (vi) together, the “Required Transaction Proposals”); (vii) the adoption and approval of each other proposal reasonably determined by DHHC as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents; and (viii) the adoption and approval of a proposal for the adjournment of the DHHC Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that DHHC may postpone or adjourn the DHHC Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the DHHC Stockholder Approval, (B) due to the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that DHHC has determined, based on the advice of outside legal counsel, is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing DHHC Holders prior to the DHHC Stockholders Meeting; provided that, without the consent of the Company, in no event shall DHHC adjourn the DHHC Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. Subject to the last sentence of this Section 6.7, the DHHC Board Recommendation shall be included in the Registration Statement / Proxy Statement and DHHC covenants that none of the DHHC Board, DHHC or any committee of the DHHC Board shall withdraw or modify, or propose publicly or by formal action of the DHHC Board, any committee of the DHHC Board or DHHC to withdraw or modify, in a manner adverse to the Company, the DHHC Board Recommendation. Notwithstanding any of the foregoing, if the DHHC Board, after consultation with its legal counsel, determines in good faith that failure to withdraw or modify the DHHC Board Recommendation would be inconsistent with the DHHC Board’s fiduciary duties to its stockholders under applicable Law, then the DHHC Board may withdraw or modify the DHHC Board Recommendation (any such action, a “Change in Recommendation”) so long as DHHC provides the Company with at least 48 hours’ advance written notice of such withdrawal or modification; provided, that any such Change in Recommendation shall not affect DHHC’s obligations under this Section 6.7 to call and give notice of, use reasonable best efforts to convene and hold, the DHHC Stockholders Meeting and submit for the approval of the stockholders of DHHC the Transaction Proposals.

Section 6.8           Merger Sub Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement, DHHC, as the sole stockholder of Merger Sub, will approve and adopt this Agreement, the Ancillary Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

Section 6.9           Conduct of Business of DHHC. From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, DHHC shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Ancillary Document, as required by applicable Law, as set forth on Section 6.9 of the DHHC Disclosure Schedules or as consented to in writing by the Company (it being agreed that any request for consent shall not be unreasonably withheld, conditioned or delayed), do any of the following:

(a)            adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any DHHC Party or any of its Subsidiaries;

(b)            declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of DHHC or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of DHHC or any of its Subsidiaries, as applicable, or enter into any agreement with respect to the voting of its capital stock;

(c)            reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(d)            incur, create or assume, or agree to incur, create, or assume, any Indebtedness, except (x) in the ordinary course of business consistent with past practice or (y) Indebtedness owed to the Sponsor or an Affiliate thereof or certain of DHHC’s officers and directors to finance the DHHC Expenses; provided, however, that (i) DHHC shall be permitted to incur Indebtedness in order to fund the capital requirements of DHHC, to the extent such Indebtedness is to be repaid at Closing, and (ii) other than with respect to Indebtedness described in the foregoing clause (i), DHHC shall keep the Company reasonably informed as to discussions and negotiations with each counterparty and provide drafts of all related documentation to the Company and its counsel for review, and shall have obtained the prior consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed) in writing of the rates, terms, and costs thereof prior to incurring, creating, assuming, or agreeing to incur, create, or assume, such Indebtedness ;

(e)            make any loans or advances to, or capital contributions in, any other Person, other than to, or in, DHHC or any of its Subsidiaries;

(f)            issue or agree to issue any Equity Securities of DHHC or any of its Subsidiaries or grant or agree to grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of DHHC or any of its Subsidiaries, except to the extent agreed to in writing by the Company prior to such issuance, grant, or agreement to issue or grant;

(g)            enter into, renew, modify or revise any DHHC Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a DHHC Related Party Transaction);

(h)            engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s incorporation or continuing corporate existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Documents, the performance of its covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature;

(i)            make (inconsistent with past practice), change or revoke any material election concerning Taxes, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(j)            authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

(k)            enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(l)            change its methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards or required by changes in applicable Law or GAAP;

(m)            create any new Subsidiary;

(n)            enter into any Contract or other binding commitment to take, or cause to be taken, any of the actions set forth in this Section 6.9.

Notwithstanding anything in this Section 6.9 or this Agreement to the contrary, (i) nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of any DHHC Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any DHHC Party from using the funds held by DHHC outside the Trust Account to pay any DHHC Expenses or from otherwise distributing or paying over any funds held by DHHC outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 6.10         Nasdaq Listing. DHHC shall use its reasonable best efforts to cause the DHHC Class A Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.11         Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at the Closing, DHHC shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the holders of DHHC Class A Shares pursuant to the DHHC Stockholder Redemption, (B) pay the amounts due to the underwriters of DHHC’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to DHHC in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 6.12         Company Stockholder Approval. As promptly as reasonably practicable (and in any event within one (1) Business Day) following the date of this Agreement (the “Company Stockholder Written Consent Deadline”), the Company shall obtain and deliver to DHHC a true and correct copy of a written consent (in form and substance as reasonably agreed by DHHC and the Company) approving and adopting this Agreement, the Ancillary Documents to which the Company is or will be a party, the transactions contemplated hereby (including the Merger and the Pre-Closing Recapitalization) and the amendment and restatement of the Company’s Governing Documents in connection with the Pre-Closing Recapitalization that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the SCBCA and the Company’s Governing Documents (the “Company Stockholder Written Consent”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement, the Ancillary Documents to which the Company is or will be a party, the transactions contemplated hereby and thereby (including the Merger and the Pre-closing Recapitalization) and the amendment and restatement of the Company’s Governing Documents in connection with the Pre-Closing Recapitalization.

Section 6.13         DHHC Indemnification; Directors’ and Officers’ Insurance.

(a)            Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each DHHC Party, as provided in the applicable DHHC Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) DHHC will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, DHHC shall advance, or cause to be advanced, expenses reasonably incurred in connection with such indemnification as provided in the applicable DHHC Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the DHHC Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any DHHC Party (the “DHHC D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such DHHC D&O Person was a director or officer of any DHHC Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)            The obligations of DHHC under this Section 6.13 to any DHHC D&O Person shall be reduced to the extent a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such DHHC D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            For a period of six (6) years after the Effective Time, DHHC shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the DHHC Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under DHHC’s directors’ and officers’ liability insurance policies as of the date of this Agreement. The DHHC Parties may discharge the foregoing obligation by purchasing, at or prior to the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time for the benefit of those Persons who are currently covered by any comparable insurance policies of the DHHC Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time and DHHC shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insureds than) the coverage provided under the DHHC Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement.

(d)            If DHHC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of DHHC shall assume all of the obligations set forth in this Section 6.13.

(e)            The DHHC D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.13 are intended to be third-party beneficiaries of this Section 6.13. This Section 6.13 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of DHHC.

Section 6.14         Company Indemnification; Directors’ and Officers’ Insurance.

(a)            Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Group Companies, as provided in the Group Companies’ Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) DHHC will cause the applicable Group Companies to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, DHHC shall cause the applicable Group Companies to advance expenses reasonably incurred in connection with such indemnification as provided in the Group Companies’ Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Group Companies (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of any Group Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b)            The obligations of DHHC and the Group Companies under this Section 6.14 to any Company D&O Person shall be reduced to the extent a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)            Each Party acknowledges that the Company does not maintain a directors’ and officers’ liability insurance policy, and will not purchase a “tail” policy.

(d)            If DHHC or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of DHHC shall assume all of the obligations set forth in this Section 6.14.

(e)            The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.14 are intended to be third-party beneficiaries of this Section 6.14. This Section 6.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of DHHC.

Section 6.15         Post-Closing Directors and Officers.

(a)            Subject to applicable Law and the listing rules of Nasdaq, DHHC shall take all such action within its power as may be necessary or appropriate to cause (i) the ten (10) individuals set forth on Section 6.15(b) of the Company Disclosure Schedules to be appointed as the directors of DHHC, up to two (2) of which may be designated by DHHC (the “DHHC Directors”) and up to eight (8) of which may be designated by the Company (the “Company Directors”); and (ii) the officers of DHHC (the “Officers”) to be the individuals set forth on Section 6.15(d) of the Company Disclosure Schedules, in each case of clause (i) and (ii) to be effective immediately after the Effective Time.

(b)            The individuals set forth on Section 6.15(b) of the Company Disclosure Schedules shall be directors on the DHHC Board of such class agreed to in writing by the Company and DHHC prior to the filing of the Registration Statement / Proxy Statement with the SEC, except as otherwise provided on Section 6.15(b) of the Company Disclosure Schedules. At any time prior to the declaration of the effectiveness of the Registration Statement / Proxy Statement by the SEC, DHHC and the Company may agree in writing to amend Section 6.15(b) of the Company Disclosure Schedules to add or update, as applicable, the individuals to be designated as DHHC Directors or Company Directors. In the event that (i) a DHHC Director is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a director prior to the Closing, then DHHC shall have the right to designate a replacement director and (ii) a Company Director is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as a director prior to the Closing, then the Company shall have the right to designate a replacement director, in each case, subject to applicable Law and the listing rules of Nasdaq; provided that, in each case, the Parties shall consult each other in good faith with respect to the selection of a replacement director and, if such director is designated to serve on any committee of the DHHC Board, to appoint a replacement director to such committee.

(c)            Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing DHHC Holders, the Company and DHHC shall mutually agree on the directors that will be nominated to serve on the compensation committee, the audit committee, the nominating and corporate governance committee, and any other standing committee of the DHHC Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d)            The individuals listed on Section 6.15(d) of the Company Disclosure Schedules shall be the Officers of the Surviving Corporation immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that any such individual identified on Section 6.15(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then the Company may in its sole discretion replace such individual with another individual to serve as such Officer by amending Section 6.15(d) of the Company Disclosure Schedules to include such replacement individual as such Officer; provided that the Company shall consult with DHHC in good faith prior to the replacement of such Officer.

Section 6.16         PCAOB Financials.

(a)            As promptly as reasonably practicable (but, with respect to the Company’s 2020 and 2021 Financial Statements, in no event fourteen (14) days after the execution of this Agreement (the “PCAOB Financials Deadline”)), the Company shall deliver to DHHC in draft form (i) the audited consolidated balance sheets of the Group Companies and the related audited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of December 31, 2021 and December 31, 2020, respectively, audited in accordance with the standards of the PCAOB and containing, in draft form, an unqualified report of the Company’s auditor (collectively, the “PCAOB Year-End Financial Statements”) and (ii) any other audited or unaudited consolidated balance sheets of the Group Companies and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) and any required pro forma financial statements, in each case, that are required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Group Companies as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that are required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Group Companies as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b)            The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of such Group Company, DHHC in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by DHHC with the SEC in connection with the transactions contemplated by this Agreement or any Ancillary Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 6.17         DHHC Incentive Equity Plan.

(a)            Prior to the effectiveness of the Registration Statement / Proxy Statement, the DHHC Board shall approve and adopt an equity incentive plan, in substantially the form attached hereto as Exhibit E and with any changes or modifications thereto as the Company and DHHC may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or DHHC, as applicable) (the “DHHC Incentive Equity Plan”), in the manner prescribed under applicable Laws, effective, subject to receipt of DHHC Stockholder Approval, as of the Closing Date. The DHHC Incentive Equity Plan will reserve for grant thereunder an initial number of DHHC Common Shares equal to 10% of the sum of the number of issued and outstanding DHHC Class A Shares as of immediately following the Effective Time.

(b)            Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to any compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide DHHC with a copy of the intended communication, DHHC shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(c)            Notwithstanding anything herein to the contrary, each of the Parties acknowledges and agrees that all provisions contained in this Section 6.17 are included for the sole benefit of DHHC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any Employee Benefit Plan, program, agreement or arrangement, (ii) shall limit the right of DHHC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Employee Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.18         FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to DHHC a certificate, duly executed by the Company, complying with Treasury Regulations Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2) along with written authorization for DHHC to deliver such notice to the Internal Revenue Service on behalf of the Company following the Closing Date, in each case, in a form and substance reasonably acceptable to DHHC.

Section 6.19         DHHC Public Filings. From the date hereof through the Effective Time, DHHC will keep current and file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.20         Expense Statement. At least three (3) Business Days prior to the Closing Date, DHHC shall deliver to the Company a written statement setting forth a complete and accurate schedule of DHHC’s good faith estimate of each Unpaid DHHC Expense as of the Closing Date. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to DHHC a written statement setting forth a complete and accurate schedule of its good faith estimate of the Unpaid Company Expenses as of the Closing Date.

Section 6.21         Lender Consents; Company Financing.

(a)            Following the date hereof, the Company shall use, and shall cause each of its Subsidiaries to use, its best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to obtain written Consent to the transactions contemplated by this Agreement, including the Merger and the Pennington De-Consolidation (including, for the avoidance of doubt, the distributions relating thereto described in clause (iii) of the definition of “Permitted Distributions”), to the extent applicable, from the applicable agents, trustees and/or lenders, set forth on Section 6.21(a) of the Company Disclosure Schedule (collectively, the “Lenders”), for the Indebtedness of the Company set forth on Section 4.2(e) of the Company Disclosure Schedule (in each case, to the extent necessary, proper or advisable to be obtained by any the Group Companies in connection with the Merger and the Pennington De-Consolidation) (collectively, the “Lender Consents”).

(b)            In the event a portion of the existing debt financing of the Group Companies (the “Existing Financing”) becomes unavailable regardless of the reason therefor (as reasonably determined by the Company after consulting with its financial advisors and legal counsel), (i) the Company shall promptly notify DHHC in writing of such unavailability and the reason therefor and (ii) the Company shall use, and shall cause each of its Subsidiaries to use, its best efforts, to obtain as promptly as practicable following the occurrence of such event, alternative debt financing for any such portion from alternative financing sources (the “Alternative Financing”) in an amount sufficient to replace the unavailable portion of the Existing Financing, on terms and conditions reasonably acceptable and approved in writing by the Company and DHHC.

(c)            The Company shall keep DHHC informed on a reasonably current basis of the status of its efforts to arrange and obtain the Lender Consents and any Alternative Financing, to the extent applicable, including all material correspondence, or communications (whether oral or written), between the Company or any of their Representatives, on the one hand, and any lender, on the other hand, with respect to this Agreement and the transactions contemplated hereby, including the Merger, the Pennington De-Consolidation, the Lender Consents and any Alternative Financing, to the extent applicable.

Section 6.22         Third-Party Consents. In addition to the Lender Consents, the Company shall use commercially reasonable efforts to obtain the Consents set forth on Section 6.22 of the Company Disclosure Schedules and any other Consents required to be obtained in connection with the transactions contemplated by this Agreement.

Section 6.23         Further Assurances. The Parties shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably necessary to carry out the provisions of this Agreement and give effect to the transactions contemplated hereby.

Section 6.24         Pennington.

(a)            Prior to the Closing Date, the Company shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary or advisable to ensure that the Pennington Parties are not required to be consolidated under Financial Accounting Standards Board Codification Topic 810, Consolidation (or any comparable successor standard) into the consolidated financial statements of the Group Companies for periods following the Closing (the “Pennington De-Consolidation”), including as a result of changes to accounting standards, including GAAP (or the interpretation thereof) or in any Law (including the repeal thereof or the interpretation or enforcement thereof), following the date of this Agreement; provided, however, that the Company shall not take any actions in such regard not contemplated by the Pennington Term Sheet without the prior written consent of DHHC.

(b)            In connection with structuring and implementation of the Pennington De-Consolidation, the Company shall (i) execute the Pennington Agreements, and (ii) provide drafts of all other documentation and agreements to be executed in connection with the Pennington De-Consolidation to DHHC and its Representatives for review, and consider in good faith any comments to such documentation or agreements provided by DHHC and its Representatives, which comments shall be delivered to the Company promptly (and in any event within five (5) Business Days) after DHHC and its Representatives’ receipt of each draft document or agreement. The Company shall revise such documentation to incorporate any changes the Parties determine are reasonably necessary to effect the transactions contemplated by this Agreement, and may execute such documentation upon receipt of the prior written consent of DHHC (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.25          Cooperation as to Certain Indebtedness.

(a)             Following the date hereof and in any event prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, use its best efforts, to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the termination of any commitments of the Company or its Subsidiaries under, and the release of any guarantees or Liens provided by the Company or any of its Subsidiaries in connection with, any Indebtedness of any Person who is not a Group Company, including for avoidance of doubt, each guarantee set forth on Section 4.7(a)(xiv)of the Company Disclosure Schedules (“Non-Group Company Indebtedness”).

(b)             At least two (2) Business Days prior to Closing, the Company shall provide to DHHC customary evidence of each release of (i) guarantees by any Group Company with respect to any Non-Group Company Indebtedness and (ii) Liens granted by any Group Company to the holder of such Non-Group Indebtedness in respect of any such guarantee, in each case of clause (i) and (ii) to the extent obtained pursuant to Section 6.25(a).

(c)             To the extent any Group Company remains responsible or liable, directly or indirectly, as obligor, guarantor or otherwise for any Non-Group Company Indebtedness as of the Closing Date, the outstanding balance of such Non-Group Company Indebtedness will be considered Company Closing Indebtedness.

Article 7
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 7.1           Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver of the following conditions:

(a)            no Order or Law issued by any court or other Governmental Entity restraining, prohibiting or making illegal the consummation of the transactions contemplated by this Agreement shall be pending or in effect;

(b)            the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall have been issued by the SEC and remain in effect, and no Proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(c)            after giving effect to the transactions contemplated hereby DHHC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time;

(d)            the Required DHHC Stockholder Approval shall have been obtained; and

(e)            the Company Stockholder Written Consent shall have been obtained.

Section 7.2           Other Conditions to the Obligations of the DHHC Parties. The obligations of the DHHC Parties to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by DHHC (on behalf of itself and the other DHHC Parties) of the following further conditions:

(a)            (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 4.2(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.2(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the Company set forth in Article 4 (other than the Company Fundamental Representations) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(b)            the Company shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c)            the Company shall have obtained, and delivered to DHHC, the Lender Consents (in form and substance reasonably acceptable to DHHC) or obtained Alternative Financing (on terms and conditions reasonably acceptable to and approved in writing by the Company and DHHC);

(d)            the Company shall have obtained, and delivered to DHHC a copy of, written Consent (in form and substance reasonably acceptable to DHHC) of each Person whose Consent shall be required under any Contract set forth on Section 7.2(d) of the Company Disclosure Schedules;

(e)            the Pennington De-Consolidation shall have been completed in compliance with Section 6.24 and the forms of agreements set forth on Section 7.2(e) of the Company Disclosure Schedules shall have been executed (subject to any changes to such terms and conditions reasonably acceptable to and approved in writing by DHHC);

(f)            the Pre-Closing Recapitalization shall have been completed in compliance with the terms of this Agreement, including Section 2.1 and Section 6.12.

(g)            since the date of this Agreement, no Company Material Adverse Effect shall have occurred; and

(h)            at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to DHHC:

(i)            a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(g) are satisfied, in a form and substance reasonably satisfactory to DHHC; and

(ii)            copies of the Registration Rights Agreement duly executed by the stockholders.

Section 7.3            Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a)            the Closing DHHC Cash shall be no less than one hundred twenty-five million dollars ($125,000,000), and, to the extent that any such Closing DHHC Cash is from sources other than the non-redemption of funds held in trust in the Trust Account or the proceeds from the issuance of DHHC Common Stock, shall have been obtained on terms and at rates and/or costs reasonably acceptable to the Company (the acceptance of which shall not be unreasonably withheld, conditioned or delayed), failing which, such amounts will not count towards Closing DHHC Cash; it being understood and agreed that rates, terms and costs that are (i) consistent with market terms, rates and costs and (ii) permitted under the Company’s credit facility with Wells Fargo Bank, National Association and any of the Company’s other financing arrangements at such time shall be deemed to be reasonable;

(b)            (i) the DHHC Fundamental Representations (other than the representations and warranties set forth in Section 5.6(a)) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 5.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties of the DHHC Parties (other than the DHHC Fundamental Representations) contained in Article 5 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “DHHC Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a DHHC Material Adverse Effect;

(c)            the Company shall have obtained the Lender Consents or obtained Alternative Financing (on terms and conditions reasonably acceptable to and approved in writing by the Company and DHHC);

(d)            the DHHC Parties shall have performed or complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(e)            the DHHC Class A Shares to be issued pursuant to the Merger shall have been approved for listing on Nasdaq;

(f)            the DHHC A&R Certificate of Incorporation and DHHC A&R Bylaws shall have been duly adopted by the Pre-Closing DHHC Holders at the DHHC Stockholders Meeting;

(g)            the DHHC Incentive Equity Plan shall have been approved by the DHHC Board and the DHHC Shareholders;

(h)            since the date of this Agreement, no DHHC Material Adverse Effect has occurred;

(i)            the DHHC Board shall consist of the number of directors, and be comprised of the individuals, determined pursuant to Section 6.15(a) and Section 6.15(b); and

(j)            at or prior to the Closing, DHHC shall have delivered, or caused to be delivered, the following documents to the Company:

(i)            a certificate duly executed by an authorized officer of DHHC, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(b) and Section 7.3(c) are satisfied, in a form and substance reasonably satisfactory to the Company; and

(ii)            a copy of the Registration Rights Agreement duly executed by DHHC and the Sponsor.

Section 7.4           Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by the Company’s failure to perform in any material respect its obligations under this Agreement. None of the DHHC Parties may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was proximately caused by a DHHC Party’s failure to perform in any material respect its obligations under this Agreement.

Article 8
TERMINATION

Section 8.1            Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of DHHC and the Company;

(b)            by DHHC, if any of the representations or warranties set forth in Article 4 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 7.2(a) or Section 7.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by DHHC, and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to DHHC if either of the DHHC Parties is then in breach of this Agreement so as to prevent the condition set forth in either Section 7.3(b) or Section 7.3(c) from being satisfied;

(c)            by the Company, if any of the representations or warranties set forth in Article 5 shall not be true and correct or if any DHHC Party has failed to perform any covenant or agreement on the part of such applicable DHHC Party set forth in this Agreement (including an obligation to consummate the Closing) such that a condition to Closing set forth in either Section 7.3(b) or Section 7.3(c) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, cannot be cured or, if curable, is not cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to DHHC by the Company and (ii) the Termination Date; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Company if the Company is then in breach of this Agreement so as to prevent the condition set forth in either Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)            by either DHHC or the Company, if the Merger shall not have been consummated on or prior to April 28, 2023 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure of a condition to the consummation of the Merger;

(e)            by either DHHC or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to any Party that has materially breached its obligations under this Agreement, including Section 6.2, in any manner that proximately contributed to such Order becoming final and non-appealable;

(f)            by either DHHC or the Company if the DHHC Stockholders Meeting has been held (including any adjournment or postponement thereof) and has concluded, the DHHC Stockholders have duly voted on the Required Transaction Proposals and the Required DHHC Stockholder Approval was not obtained; or

(g)            by DHHC, if the Company does not deliver, or cause to be delivered to DHHC, the Company Stockholder Written Consent in accordance with Section 6.12 within two (2) Business Days following the Company Stockholder Written Consent Deadline.

Section 8.2            Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 6.3(a), this Section 8.2, Article 9 and Article 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 8.1 shall not affect (i) any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud or (ii) any Person’s Liability under any Confidentiality Agreement or the Sponsor Support Agreement to which he, she or it is a party to the extent arising from a claim against such Person by another Person party to such agreement on the terms and subject to the conditions thereunder, which, in each case, may be brought at any time until lapse of the applicable statute of limitations under the Laws of the State of Delaware. The right of a Person to any remedy pursuant to this Article 8 shall not be affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such Person at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation. Except in the case of common law fraud under Delaware Law, no Person shall be required to show reliance on any representation, warranty, certificate or covenant in order for such Person to be entitled to indemnification, compensation or reimbursement hereunder.

Article 9
MISCELLANEOUS

Section 9.1            Non-Survival. Other than those representations and warranties set forth in Sections 4.24, 4.26, 5.16 and 5.21 and the provisions of this Article 9 (and any corresponding definitions set forth in Article 1 that are used in such representations, warranties and other provisions), each of which shall survive following the Effective Time, or as otherwise provided in the last sentence of this Section 9.1, each of the representations and warranties, and each of the agreements and covenants (to the extent such agreement or covenant contemplates or requires performance at or prior to the Effective Time), of the Parties set forth in this Agreement, shall terminate at the Effective Time, such that no rights arising out of breach of any such representation, warranty, agreement or covenant, detrimental reliance or other right or remedy (whether in contract, in tort, at law, in equity or otherwise) shall survive following the Effective Time. Each covenant and agreement contained herein that, by its terms, expressly contemplates performance after the Effective Time shall so survive the Effective Time in accordance with its terms.

Section 9.2            Entire Agreement; Assignment. This Agreement (together with the Ancillary Documents and the Confidentiality Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) DHHC and the Company prior to Closing and (b) DHHC and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.2 shall be void.

Section 9.3            Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) DHHC and the Company prior to the Closing and (b) DHHC and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 9.3 shall be void, ab initio. Subject to the foregoing, this Agreement may be amended before or after the adoption of this Agreement by the stockholders of the Company or Merger Sub; provided that after any such stockholder approval, no amendment shall be made to this Agreement that by law requires further approval or authorization by the stockholders of the Company or Merger Sub without such further approval or authorization.

Section 9.4            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the Parties as follows:

(a)            If to any DHHC Party prior to the Effective Time, to:

DiamondHead Holdings Corp.
250 Park Ave., 7th Floor
New York, New York 10177
Attention:	David T. Hamamoto
Keith Feldman
E-mail:	hamamoto@diamondheadpartners.com;
feldman@diamondheadpartners.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	Robert Downes
Audra Cohen
E-mail:	downesr@sullcrom.com
cohena@sullcrom.com

(b)            If to the Company or to any DHHC Party after the Effective Time, to:

Great Southern Homes, Inc.
90 N Royal Tower Drive
Irmo, South Carolina 29063
Attention:	Tom O’Grady, Chief Administrative Officer
Steve Lenker, Executive Vice President and General Counsel
Email:	tomogrady@greatsouthernhomes.com
stevelenker@greatsouthernhomes.com

with a copy (which shall not constitute notice) to:

Nelson Mullins Riley & Scarborough LLP
101 Constitution Avenue NW, Suite 900
Washington, DC 20001
Attention:	Andy Tucker
Erin Reeves McGinnis
E-mail:	andy.tucker@nelsonmullins.com
erin.reevesmcginnis@nelsonmullins.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.5            Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 9.6            Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and DHHC shall pay, or cause to be paid, all Unpaid DHHC Expenses and (b) if the Closing occurs, then DHHC shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid DHHC Expenses.

Section 9.7            Construction; Interpretation. The term “this Agreement” means this Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The table of contents and headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) words importing one gender shall also include all other genders; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to DHHC, any documents or other materials posted to the electronic data room located at intralinks.com under the project name “Project Hestia” on or prior to 12:00 p.m. ET on the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (n) all references to a statute include the rules and regulations promulgated thereunder and, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

Section 9.8            Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the DHHC Disclosure Schedules corresponding to any Section or subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the DHHC Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of Article 4 (in the case of the Company Disclosure Schedules) or Article 5 (in the case of the DHHC Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the Section or subsections of Article 4 or Article 5 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature.

Section 9.9           Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 6.13, Section 6.14 and the three subsequent sentences of this Section 9.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 9.2, Section 9.3, Section 9.14 and this Section 9.9 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 9.13 and this Section 9.9 (to the extent related to the foregoing). Eligible Company Equityholders shall be express third-party beneficiaries of Article 3 and this Section 9.9 (to the extent related to the foregoing).

Section 9.10         Severability. If any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.11         Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.12         Knowledge of Company; Knowledge of DHHC. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the Company Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For all purposes of this Agreement, the phrase “to DHHC’s knowledge” and “to the knowledge of DHHC” and any derivations thereof shall mean as of the applicable date, the actual knowledge of the individuals set forth on Section 9.12 of the DHHC Disclosure Schedules, assuming reasonable due inquiry of his or her direct reports. For the avoidance of doubt, none of the individuals set forth on Section 9.12 of the Company Disclosure Schedules or Section 9.12 of the DHHC Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

Section 9.13         No Recourse. Except for claims pursuant to any Ancillary Document by any party(ies) thereto against any Company Non-Party Affiliate or any DHHC Non-Party Affiliate (each, a “Non-Party Affiliate”), and then solely with respect to claims against the Non-Party Affiliates that are party to the applicable Ancillary Document, each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the DHHC Non-Party Affiliates, in the case of DHHC, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, DHHC or any Non-Party Affiliate concerning any Group Company, any DHHC Party, this Agreement or the transactions contemplated hereby.

Section 9.14         Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the DHHC Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the DHHC Parties set forth herein or (c) waive compliance by the DHHC Parties with any of the agreements or conditions set forth herein. DHHC may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 9.15         Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.15.

Section 9.16         Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction, any other Delaware state court), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions contemplated hereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 9.16 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 9.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 9.17         Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section 9.17 shall be effective if notice is given in accordance with Section 9.4 of this Agreement.

Section 9.18         Trust Account Waiver. Reference is made to the final prospectus of DHHC, filed with the SEC (File No. 333-251961) on January 27, 2021 (the “Prospectus”). The Company acknowledges and agrees and understands that DHHC has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of DHHC’s public stockholders (including overallotment shares acquired by DHHC’s underwriters), and DHHC may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of DHHC entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company nor any of its Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, and shall not make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between DHHC or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). The Company, on its own behalf and on behalf of its Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with DHHC or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with DHHC or its Affiliates), other than for the release of proceeds from the Trust Account upon the consummation of the Merger.

Section 9.19         SEC Statements. Notwithstanding anything to the contrary herein, no representation or warranty by DHHC in this Agreement shall apply to any statement or information in the Warrant Pronouncement, the rules proposed by the SEC on March 30, 2022, intended to enhance investor protections in initial public offerings by special purpose acquisition companies (“SPACs”) and in subsequent business combination transactions between SPACs and private operating companies, or to other accounting matters related to initial public offering securities or expenses as to which the SEC or DHHC’s audit firm has issued, adopted, recommended in writing (with such recommendation being directed to DHHC, in the case of DHHC’s audit firm) or implemented (with such implementation relating to DHHC, in the case of DHHC’s audit firm) a statement, guidance, interpretation or change in presentation after the date of DHHC’s initial public offering (collectively, the “SEC Statements”), nor shall any correction, amendment or restatement of DHHC Financial Statements due wholly or in part to the SEC Statements, nor any other effects that relate to or arise out of, or are in connection with or in response to, the SEC Statements or any changes in accounting or disclosure related thereto, be deemed to be a breach of any representation or warranty by DHHC. The Company acknowledges and agrees that DHHC continues to review the SEC Statements and their implications, including on the financial statements and other information included in the DHHC SEC Reports, and any restatement, revision or other modification of the DHHC SEC Reports relating to or arising from such SEC Statements, shall be deemed not material and not to have or reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of DHHC to consummate the transactions contemplated by this Agreement, for purposes of this Agreement.

* * * * *

IN WITNESS WHEREOF, each of the Parties has caused this Business Combination Agreement to be duly executed on its behalf as of the day and year first above written.

DIAMONDHEAD HOLDINGS CORP.

By:	/s/ David T. Hamamoto
Name:	David T. Hamamoto
Title:	Co-Chief Executive Officer

HESTIA MERGER SUB, INC.

By:	/s/ David T. Hamamoto
Name:	David T. Hamamoto
Title:	President

Great Southern Homes, Inc.

By:	/s/ Michael Nieri
Name:	Michael Nieri
Title:	President & Chief Executive Officer